                                                                    EXHIBIT 99.1


                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF OCTOBER 28, 2000,
                                  BY AND AMONG

                            STONE ENERGY CORPORATION
                           PARTNER ACQUISITION CORP.
                                      AND
                            BASIN EXPLORATION, INC.
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                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
AGREEMENT AND PLAN OF MERGER......................................................     1
ARTICLE I. THE MERGER.............................................................     1
SECTION 1.01          Effective Time Of The Merger................................     1
SECTION 1.02          Closing.....................................................     2
SECTION 1.03          Effects Of The Merger.......................................     2
SECTION 1.04          Directors And Officers......................................     2
ARTICLE II. CONVERSION OF SECURITIES..............................................     2
SECTION 2.01          Conversion Of Capital Stock.................................     2
SECTION 2.02          Exchange Of Certificates....................................     3
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY............................     6
SECTION 3.01          Organization Of Company.....................................     6
SECTION 3.02          Company Capital Structure...................................     6
SECTION 3.03          Authority; No Conflict; Required Filings And Consents.......     7
SECTION 3.04          SEC Filings; Financial Statements...........................     8
SECTION 3.05          No Undisclosed Liabilities; Suspense Accounts...............     9
SECTION 3.06          Absence Of Certain Changes Or Events........................     9
SECTION 3.07          Taxes.......................................................    10
SECTION 3.08          Properties..................................................    11
SECTION 3.09          Intellectual Property.......................................    12
SECTION 3.10          Contracts...................................................    12
SECTION 3.11          Investigations; Litigation..................................    13
SECTION 3.12          Environmental Matters.......................................    13
SECTION 3.13          Employee Benefit Plans......................................    14
SECTION 3.14          Compliance With Laws........................................    16
SECTION 3.15          Tax Matters.................................................    16
SECTION 3.16          Labor Matters...............................................    16
SECTION 3.17          Insurance...................................................    17
SECTION 3.18          No Existing Discussions.....................................    17
SECTION 3.19          Opinion Of Financial Advisor................................    17
SECTION 3.20          Section 203 Of The DGCL Not Applicable......................    17
SECTION 3.21          Oil And Gas Reserves........................................    17
SECTION 3.22          Take-Or-Pay Deliveries......................................    18
SECTION 3.23          Hedging.....................................................    18
SECTION 3.24          Required Vote of Company Stockholders.......................    18
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARTNER.............................    18
SECTION 4.01          Organization Of Partner And Merger Sub......................    18
SECTION 4.02          Partner Capital Structure...................................    19
SECTION 4.03          Authority; No Conflict; Required Filings And Consents.......    19
SECTION 4.04          SEC Filings; Financial Statements...........................    20
SECTION 4.05          No Undisclosed Liabilities; Suspense Accounts...............    21
SECTION 4.06          Absence Of Certain Changes Or Events........................    21
SECTION 4.07          Taxes.......................................................    22
SECTION 4.08          Properties..................................................    22
SECTION 4.09          Intellectual Property.......................................    23
SECTION 4.10          Contracts...................................................    23
SECTION 4.11          Investigations; Litigation..................................    24
SECTION 4.12          Environmental Matters.......................................    24
SECTION 4.13          Employee Benefit Plans......................................    25

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
                                                                                     PAGE
                                                                                     ----
SECTION 4.14          Compliance With Laws........................................    26
SECTION 4.15          Tax Matters.................................................    26
SECTION 4.16          Opinion Of Financial Advisor................................    26
SECTION 4.17          Oil And Gas Reserves........................................    26
SECTION 4.18          Take-Or-Pay Deliveries......................................    27
SECTION 4.19          Hedging.....................................................    27
SECTION 4.20          Required Vote of Partner Stockholders.......................    27
ARTICLE V. CONDUCT OF BUSINESS....................................................    27
SECTION 5.01          Covenants Of Company........................................    27
SECTION 5.02          Covenants Of Partner........................................    30
SECTION 5.03          Cooperation.................................................    30
ARTICLE VI. ADDITIONAL AGREEMENTS.................................................    30
SECTION 6.01          No Solicitation.............................................    30
SECTION 6.02          Joint Proxy Statement/Prospectus; Registration Statement....    31
SECTION 6.03          Quotation On Stock Exchanges................................    32
SECTION 6.04          Access To Information.......................................    32
SECTION 6.05          Stockholders Meetings.......................................    32
SECTION 6.06          Legal Conditions To Merger..................................    33
SECTION 6.07          Public Disclosure...........................................    34
SECTION 6.08          Tax-Free Reorganization.....................................    34
SECTION 6.09          Affiliate Agreements........................................    34
SECTION 6.10          New York Stock Exchange Quotation...........................    34
SECTION 6.11          Stock Plans.................................................    34
SECTION 6.12          Brokers Or Finders..........................................    36
SECTION 6.13          Indemnification.............................................    36
SECTION 6.14          Benefit Matters.............................................    36
SECTION 6.15          Registration Statement; Joint Proxy Statement/Prospectus....    38
SECTION 6.16          Pooling Accounting..........................................    39
ARTICLE VII. CONDITIONS TO MERGER.................................................    39
SECTION 7.01          Conditions To Each Party's Obligation To Effect The
                      Merger......................................................    39
SECTION 7.02          Additional Conditions To Obligations Of Partner And Merger
                      Sub.........................................................    40
SECTION 7.03          Additional Conditions To Obligations Of Company.............    40
ARTICLE VIII. TERMINATION AND AMENDMENT...........................................    41
SECTION 8.01          Termination.................................................    41
SECTION 8.02          Effect Of Termination.......................................    42
SECTION 8.03          Fees And Expenses...........................................    42
SECTION 8.04          Amendment...................................................    42
SECTION 8.05          Extension; Waiver...........................................    43
ARTICLE IX. MISCELLANEOUS.........................................................    43
SECTION 9.01          Nonsurvival Of Representations, Warranties And Agreements...    43
SECTION 9.02          Notices.....................................................    43
SECTION 9.03          Definitions.................................................    44
SECTION 9.04          Interpretation..............................................    44
SECTION 9.05          Counterparts................................................    45
SECTION 9.06          Entire Agreement; No Third Party Beneficiaries..............    45
SECTION 9.07          Governing Law...............................................    45
SECTION 9.08          Assignment..................................................    45
SECTION 9.09          Severability................................................    45

                             EXHIBITS AND APPENDIX

Exhibit A-1.........  Form of Company Voting Agreement
Exhibit A-2.........  Form of Partner Voting Agreement
Appendix 1.04(c)....  Non-Competition Term Sheet

                            TABLES OF DEFINED TERMS

                                                               CROSS-REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                          ---------------
Acquisition Proposal........................................   Section 6.01
Affiliate...................................................   Section 6.09
Affiliate Agreement.........................................   Section 6.09
Agreement...................................................   Preamble
Bankruptcy and Equity Exception.............................   Section 3.03(a)
Certificate of Merger.......................................   Section 1.01
Closing.....................................................   Section 1.02
Closing Date................................................   Section 1.02
Company.....................................................   Preamble
Company Balance Sheet.......................................   Section 3.04(b)
Company Certificates........................................   Section 2.02(b)
Company Common Stock........................................   Section 2.01(b)
Company Disclosure Schedule.................................   Article III
Company Employee Plans......................................   Section 3.13(a)
Company Material Adverse Effect.............................   Section 9.03(a)
Company Material Contracts..................................   Section 3.10
Company Payout Balances.....................................   Section 3.21
Company Preferred Stock.....................................   Section 3.02(a)
Company Reserve Report......................................   Section 3.21
Company Stock Option........................................   Section 6.11(a)
Company SEC Reports.........................................   Section 3.04(a)
Company Stockholders' Meeting...............................   Section 6.15
Company Voting Agreements...................................   Preamble
Confidentiality Agreement...................................   Section 6.01
Continuing Employees........................................   Section 6.14(b)
Costs.......................................................   Section 6.13(a)
Current Premium.............................................   Section 6.13(b)
DGCL........................................................   Section 1.01
Effective Time..............................................   Section 1.01
Environmental Law...........................................   Section 3.12(b)
ERISA.......................................................   Section 3.13(a)
ERISA Affiliate.............................................   Section 3.13(a)
Exchange Act................................................   Section 3.03(c)
Exchange Agent..............................................   Section 2.02(a)
Exchange Fund...............................................   Section 2.02(a)
Exchange Ratio..............................................   Section 2.01(c)
Governmental Entity.........................................   Section 3.03(c)
Hazardous Substance.........................................   Section 3.12(c)
HSR Act.....................................................   Section 3.03(c)
Incentive Plan..............................................   Section 3.02(a)
Indemnified Parties.........................................   Section 6.13(a)
Internal Revenue Code.......................................   Preamble
IRS.........................................................   Section 3.07(b)
Joint Proxy Statement.......................................   Section 6.15
Liens.......................................................   Section 3.08
Litigation Matters..........................................   Section 3.11
Merger......................................................   Preamble
Order.......................................................   Section 6.06(b)
Outside Date................................................   Section 8.01(b)

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
                                                               CROSS-REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                          ---------------
Partner.....................................................   Preamble
Partner Acquisition Proposal................................   Section 9.03(c)
Partner Balance Sheet.......................................   Section 4.04(b)
Partner Common Stock........................................   Section 2.01(b)
Partner Disclosure Schedule.................................   Article IV
Partner Employee Plans......................................   Section 4.13(a)
Partner Material Adverse Effect.............................   Section 9.03(b)
Partner Material Contracts..................................   Section 4.10
Partner Payout Balances.....................................   Section 4.21
Partner Preferred Stock.....................................   Section 4.02(a)
Partner Reserve Report......................................   Section 4.21
Partner SEC Reports.........................................   Section 4.04(a)
Partner Stock Plans.........................................   Section 4.02(a)
Partner Stockholders' Meeting...............................   Section 6.15
Partner Voting Agreements...................................   Preamble
Partner Voting Proposal.....................................   Section 6.05
Performance Share Plan......................................   Section 3.02(a)
Permits.....................................................   Section 3.14
Registration Statement......................................   Section 6.15
Retention Policy............................................   Section 3.06
Rights Agreement............................................   Section 3.02(a)
Rule 145....................................................   Section 6.09
SEC.........................................................   Section 3.03(c)
Securities Act..............................................   Section 3.04(a)
Subsidiary..................................................   Section 3.01
Superior Proposal...........................................   Section 6.01
Surviving Corporation.......................................   Section 1.03
Tax.........................................................   Section 3.07(a)
Taxes.......................................................   Section 3.07(a)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 28, 2000, by and among Stone Energy Corporation, a Delaware corporation ("Partner"), Partner Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Partner ("Merger Sub"), and Basin Exploration, Inc., a Delaware corporation ("Company").

     WHEREAS, the Boards of Directors of Partner and Company deem it advisable and in the best interests of each corporation and its respective stockholders that Partner and Company combine in order to advance the long-term business interests of Partner and Company and each Board of Directors has recommended that its respective stockholders approve the transactions contemplated hereby;

     WHEREAS, the combination of Partner and Company shall be effected by the terms of this Agreement through a merger in which the stockholders of Company will become stockholders of Partner (the "Merger");

     WHEREAS, as soon as practicable after the execution of this Agreement, as a condition to the willingness of Partner to enter into this Agreement, the members of the Board of Directors of Company, in their capacity as stockholders, are entering into a Voting Agreement, dated as of the date hereof, with Partner, a copy of which is attached to this Agreement as Exhibit A-1 (the "Company Voting Agreement"), providing for, among other things, the agreement of such stockholders to vote their respective shares of capital stock of Company in favor of the approval and adoption of this Agreement and the Merger at the Company Stockholders' Meeting (as defined herein);

     WHEREAS, as soon as practicable after the execution of this Agreement, as a condition to the willingness of Company to enter into this Agreement, the members of the Board of Directors of Partner, in their capacity as stockholders, are entering into a Voting Agreement, dated as of the date hereof, with Company, a copy of which is attached to this Agreement as Exhibit A-2 (the "Partner Voting Agreement") providing for among other things, the agreement of such stockholders to vote their respective shares of capital stock of Partner in favor of any required amendment to Partner's certificate of incorporation and the issuance of the shares of Partner Common Stock (as defined herein) in connection with the Merger at the Partner Stockholders' Meeting (as defined herein);

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

SECTION 1.01  Effective Time of the Merger.

     Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

SECTION 1.02  Closing.

     The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by Partner and Company, which shall be no later than the second business day after satisfaction or waiver (as provided by Section 8.05) of the latest to occur of the conditions set forth in Article VII(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), at the offices of Brobeck, Phleger & Harrison LLP, Broomfield, Colorado, unless another date, place or time is agreed to in writing by Partner and Company.

SECTION 1.03  Effects of the Merger.

     At the Effective Time (i) the separate corporate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Company (Company following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Merger Sub shall be amended so that Article I of such Certificate of Incorporation reads in its entirety as follows: "The name of the Corporation is Basin Exploration, Inc.," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of Partner.

SECTION 1.04  Directors and Officers.

     (a) The directors and officers of Merger Sub, immediately prior to the Effective Time, shall be the initial officers and directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     (b) Partner shall take such action so that, upon the Effective Time, Michael S. Smith shall become a member of Partner's Board of Directors as a Class II Director whose term shall expire in 2001 (whereupon he will be renominated by Partner as a Class II director for another term). Without limiting the foregoing, if necessary to comply with this Section 1.04, Partner shall cause the number of directors that shall constitute the Partner Board of Directors to be increased by resolution of the Partner Board of Directors.

     (c) At or prior to the Effective Time, Partner shall, and Company shall use its reasonable best efforts to cause Michael S. Smith to, enter into a non-competition agreement, in form and substance reasonably satisfactory to Partner and Michael S. Smith, reflecting the terms set forth on Appendix 1.04(c) hereto, and which shall become effective as set forth therein.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

SECTION 2.01  Conversion of Capital Stock.

     As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock (as defined in Section 2.01(b)) or capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Partner-Owned Stock. All shares of Common Stock, par value $0.01 per share, of Company ("Company Common Stock") that are owned by Company as treasury stock and any shares of Company Common Stock owned by Partner, Merger Sub or any other wholly-owned Subsidiary (as defined in Section 3.01) of Partner or of Company shall be cancelled and retired and shall cease to exist and no stock of Partner or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $0.01 per share, of Partner ("Partner Common Stock") owned by Company or any other holder thereof shall be unaffected by the Merger.

          (c) Exchange Ratio for Company Common Stock. (i) Subject to Section 2.02, each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive .3974 of a share of Partner Common Stock (the "Exchange Ratio").

             (i) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Partner Common Stock and any cash in lieu of fractional shares of Partner Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

             (ii) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Partner Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect the economic effects intended by this Section 2.01(c).

Section 2.02  Exchange of Certificates.

     The procedures for exchanging outstanding shares of Company Common Stock for Partner Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, Partner shall deposit with a bank or trust company designated by Partner and Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, certificates representing the shares of Partner Common Stock (such shares of Partner Common Stock, together with any cash necessary to pay dividends or distributions with respect thereto and to make payments in lieu of any fractional shares as provided below, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
     Section 2.01 in exchange for outstanding shares of Company Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Partner Common Stock plus cash in lieu of fractional shares, if any, of Partner Common Stock as provided below, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Partner and Company may reasonably specify) and (ii) instructions for effecting the surrender of the Company Certificates in exchange for certificates representing shares of Partner Common Stock (plus cash in lieu of fractional shares, if any, of Partner Common Stock as provided below). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Partner, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Partner Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and
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

     cash in lieu of any fractional share of Partner Common Stock as provided below, and the Company Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Partner Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Partner Common Stock and cash, if any, in lieu of any fractional shares of Partner Common Stock as contemplated by this Section 2.02. No interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Partner Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Partner Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Partner Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Partner Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Partner Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Partner Common Stock. Partner shall make available to the Exchange Agent, as needed, cash for these purposes.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Partner Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or subsection (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time. At the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of Company, the stock transfer books of Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Partner Common Stock shall be issued upon the surrender for exchange of Company Certificates, no dividend or distribution of Partner shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Partner. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Partner Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Partner Common Stock multiplied by the average of the last reported sales prices of Partner Common Stock, as reported on the New York Stock Exchange Transaction Tape (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) on each of the ten (10) trading days immediately preceding the date of the Effective Time.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Certificates for one hundred eighty (180) days after the Effective Time shall be delivered to Partner, upon demand, and any stockholders of Company who have not previously complied with this Section 2.02 shall thereafter look only to Partner for payment of their claim for Partner Common Stock, any cash in lieu of fractional shares of Partner Common Stock and any dividends or distributions with respect to Partner Common Stock.

          (g) No Liability. None of Partner, Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any shares of Partner Common Stock or Company Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which the shares of Partner Common Stock represented by such Company Certificate would otherwise escheat to or become the property of any governmental body or authority), any such shares of Partner Common Stock, or cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of Partner, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Withholding Rights. Each of Partner and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Partner, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Partner, as the case may be.

          (i) Lost Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Partner Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Partner Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j) Affiliates. Notwithstanding anything herein to the contrary, Company Certificates surrendered for exchange by any Affiliate (as defined in Section 6.09) of Company shall not be exchanged until Partner has received an Affiliate Agreement (as defined in Section 6.09) from such Affiliate.

          (k) Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          (l) Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a pooling of interests.

          (m) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Partner, on a daily basis. Any interest and other income resulting from such investments shall be paid to Partner.

          (n) Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills or sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things reasonably required to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all rights, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of or in connection with, the Merger.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Partner that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by Company to Partner and Merger Sub on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement and the disclosure in any paragraph shall qualify other sections in this Agreement only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

SECTION 3.01  Organization of Company.

     Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect (as defined in Section 9.03(a)). The copies of Company's certificate of incorporation and by-laws attached to the Company Disclosure Schedule are complete and correct and in full force and effect on the date hereof. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents. Except as set forth in the Company SEC Reports (as defined in Section 3.04(a)) filed prior to the date hereof, neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company and comprising less than five percent (5%) of the outstanding stock of such company and any interests owned by Company in oil and gas properties pursuant to joint operating, participation or similar type agreements. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

SECTION 3.02  Company Capital Structure.

     (a) The authorized capital stock of Company consists of 50,000,000 shares of Common Stock, $0.01 par value, and 10,000,000 shares of Preferred Stock, $0.01 par value ("Company Preferred Stock"). As of October 6, 2000, (i) 18,516,390 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid, nonassessable and not subject to any statutory or contractual preemptive rights

(which total includes all shares of Company Common Stock issued as restricted shares pursuant to the Incentive Plan described below or pursuant to outstanding share awards under Company's Performance Share Plan described below) and (ii) no shares of Company Common Stock were held in the treasury of Company or by its Subsidiaries. The Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of October 6, 2000 under Company's Equity Incentive Plan (the "Incentive Plan"), including the name of the holder of each option, the number of shares of Company Common Stock subject to each such option, the vesting schedule and exercise price per share and the maximum term of that option. The Company Disclosure Schedule also indicates the number of shares of Company Common Stock issued as restricted stock or pursuant to outstanding share awards under Company's Performance Share Plan (the "Performance Share Plan") and the applicable service requirements or performance milestones for earning those shares. No material change in such capitalization has occurred between October 6, 2000 and the date of this Agreement. As of the date of this Agreement, none of the shares of Company Preferred Stock is issued and outstanding. All shares of Company Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. Except as set forth in the Incentive Plan or in the Rights Agreement dated February 24, 1996, as amended (the "Rights Agreement"), or, with respect to events occurring after the date hereof, to the extent permitted by Section 5.01, there are no obligations, contingent or otherwise, of Company or any Subsidiary to issue, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock or other voting security of Company or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of, capital stock of, or other ownership interests in, each of Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in Company's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 3.02 or as reserved for future grants of options under the Incentive Plan, or, with respect to events occurring after the date hereof, to the extent permitted by Section 5.01, there are no equity securities of any class of Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.02 or the Incentive Plan, or, with respect to events occurring after the date hereof, to the extent permitted by Section 5.01, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any of its Subsidiaries or obligating Company or any its Subsidiaries to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity, call, right, commitment or agreement. To the best knowledge of Company, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Company.

SECTION 3.03  Authority; No Conflict; Required Filings and Consents.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Company have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to the approval of the Merger by Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

     (b) The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated by this Agreement will not,
(i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Company, (ii) assuming that those of the consents contemplated by Section 3.03(c) of this Agreement, the failure of which to obtain, individually or in the aggregate, would not have a Company Material Adverse Effect, are obtained, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a penalty or right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person or entity under (including the receipt of any consideration), or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract (including, without limitation, any Company Material Contract) or other agreement, instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming the consents contemplated by Section 3.03(c) of this Agreement are obtained, conflict with or violate any Permit (as defined in Section 3.14 below), judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of
(ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. Section 3.03(b) of the Company Disclosure Schedule sets forth a correct and complete list of the Company Material Contracts (as defined in Section 3.10) under which consents, waivers or notifications are required prior to the consummation of the transactions contemplated by this Agreement, which have not previously been obtained.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, ("Governmental Entity") is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Joint Proxy Statement (as defined in Section 6.15 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (v) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas property interests and
(vi) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.04  SEC Filings; Financial Statements.

     (a) Company has made available to Partner true and complete copies of each registration statement (other than registration statements on Form S-8), report, proxy statement or information statement (other than preliminary materials) filed by Company with the SEC since December 31, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Company SEC Reports"), and Company has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then as and on the date so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Company and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments. The unaudited balance sheet of Company as of June 30, 2000 is referred to herein as the "Company Balance Sheet."

SECTION 3.05  No Undisclosed Liabilities; Suspense Accounts.

     Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof and except for abandonment obligations related to Company's oil and gas properties which are estimated in the Reserve Report (described in Section 3.21), Company and its Subsidiaries do not have any obligations or liabilities, whether or not accrued, contingent or otherwise, that individually or in the aggregate would reasonably be likely to have a Company Material Adverse Effect. The Company Balance Sheet reflects all suspense accounts owed by Company as of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06  Absence of Certain Changes or Events.

     Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, and, since such date, there has not been (i) any material change by Company and its Subsidiaries, when taken as a whole, in their accounting methods, principles or practices to which Partner has not previously consented in writing; (ii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Company; (iii) any split, combination or reclassification of any of Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company's capital stock (other than under the Incentive Plan or the Performance Share Plan); (iv) any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, a Company Material Adverse Effect; provided, however, that for purposes of this
Section 3.06(iv), the effects of (A) any aggregate decrease during any period of 20 consecutive days in the average daily quantity of oil, gas and other gaseous and liquid hydrocarbons ("Hydrocarbons") being produced by Company and its Subsidiaries, taken as a whole, that is less than 30% of the average of the net daily production of such Hydrocarbons by the Company and its Subsidiaries, taken as a whole, during the 20-day period ending with the date of this Agreement or that is caused by mechanical difficulties, surface equipment, pipeline curtailments or events of force majeure, and (B) any aggregate net decrease in the proved Hydrocarbon reserves of Company and its Subsidiaries, taken as a whole (excluding, for the purpose of determining the amount of any such decrease, any decrease due to depletion resulting from production or due to changes in oil and gas prices, and including any increase due to discoveries or additions) that is less than 20% of the amount of the Company's proved reserves set forth in the Company Reserve Report, shall not be considered in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, provided further, that any disagreement over the extent of any such reserve decrease shall be resolved by prompt submittal to an independent reservoir engineer reasonably acceptable to both parties whose decision shall be binding and shall be delivered no later than five business days following submittal; (v) (A) any granting by Company or any of its Subsidiaries to any current or former director, executive officer or other employee of Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for, with respect to any events occurring prior to the date hereof, normal increases in base compensation or bonuses in the ordinary course of business consistent with past practice and set forth on Section 3.06 of the Company Disclosure Schedule and, with respect to events occurring after the date hereof, as permitted by Section 5.01 or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Reports filed and publicly available prior to the date hereof, (B) any granting by Company or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, (C) any entry by Company or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, executive officer or employee, or
(D) any amendment to, or modification of, any Company stock option or Company warrant; (vi) any tax election or any settlement of any income tax liability or tax attributes that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Company or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability; (vii) any incurrence of indebtedness for money borrowed by Company or any of its Subsidiaries other than debt incurred in the ordinary course of business in a manner consistent with past practice; (viii) any creation of a material lien, security interest or any other encumbrance, howsoever arising, in respect of or over any of the material assets of Company or any of its Subsidiaries; (ix) other than, with respect to acquisitions or dispositions occurring after the date hereof, as would be permitted by Section 5.01, any material acquisition or disposition of assets by Company or any of its Subsidiaries, including the sale, lease, farm-out, license or other disposition of any material properties or assets, except for (A) sales of Hydrocarbons in the ordinary course of business, (B) acquisitions or dispositions set forth in
Section 3.06 of the Company Disclosure Schedule, (C) dispositions of interests in exploratory prospects in exchange for interests in other prospects from third parties which Company in good faith believes to have an equivalent value, consistent with past practices, (D) sales of equipment and/or replacements thereof in the ordinary course of business, and (E) acquisitions of leases at the Central Gulf of Mexico lease sale in March 2000, provided, however, that the exceptions set forth in clauses (A) through (E) above shall not be applicable to any acquisitions of assets from, or dispositions of assets to, any third parties in which, to Company's knowledge, any officer or director of Company has, directly or indirectly, any existing or prospective equity or other ownership interest or any other arrangement or understanding having the same economic effect, other than with respect to any company that is publicly traded on a national securities market or exchange, to the extent such ownership interest is less than two percent (2%) of such publicly traded company; (x) any modification, assignment, termination or relinquishment of rights under any Company Material Contract by Company or any of its Subsidiaries other than such modification, assignment, termination or relinquishment in the ordinary course of business consistent with past practice; (xi) any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Company Material Adverse Effect (it being understood that the availability of any insurance coverage shall be taken into account in determining whether such damage, destruction or loss would be reasonably likely to have a Company Material Adverse Effect); or (xii) any making of a loan or an advance by Company or any of its Subsidiaries not in the ordinary course of business.

SECTION 3.07  Taxes.

     (a) For the purposes of this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Except as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, (i) Company and each of its Subsidiaries have, or prior to the Closing Date will have, (A) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions),
(B) paid or accrued all Taxes due and payable with respect to the periods covered by such tax returns and reports or otherwise due and payable on or prior to the Closing Date and (C) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), (ii) neither the

Internal Revenue Service (the "IRS") nor any other taxing authority has asserted or proposed in writing any claim or adjustment relating to Taxes, or to the actual knowledge of the executive officers of Company, is threatening to assert any claims for Taxes, (iii) Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, and (iv) there are no liens for Taxes upon the assets of Company or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings).

     (c) To Company's knowledge, there exists no claim by a Tax authority in a jurisdiction where any of Company and its Subsidiaries does not file Tax returns that it is or may be subject to taxation in that jurisdiction. There are no Tax allocation or sharing agreements or arrangements affecting any of Company and its Subsidiaries. No payments are due or will become due by any of Company and its Subsidiaries pursuant to any such agreement or arrangement or any tax indemnification agreement. Neither Company nor any of its Subsidiaries will be required to include any amount in income for any taxable period beginning after December 31, 1999 as a result of a change in accounting or pursuant to any agreement with any Tax authority with respect to any prior taxable period. Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person or entity (other than any of Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither Company nor any of its Subsidiaries have entered into any agreement or arrangement with any Tax authority that requires any of Company and its Subsidiaries to take any action or to refrain from taking any action.

SECTION 3.08  Properties.

     (a) Except for goods and other property sold, used or otherwise disposed of since June 30, 2000 in the ordinary course of business, Company and its Subsidiaries have Good and Marketable Title (as defined below), for oil and gas purposes, in and to all federal leases covering acreage offshore in the Gulf of Mexico and to all the proved reserves reflected in the Company Reserve Report (as defined in Section 3.21) as owned by Company and its Subsidiaries, and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet as owned by Company and its Subsidiaries, free and clear of any liens, security interests, charges, mortgages or other encumbrances of any kind (collectively "Liens"), except: (i) Liens associated with obligations reflected in the Company Reserve Report or the Company Balance Sheet; (ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases and other agreements pursuant to which Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by the Company to any lessor of any such oil and gas leases have been paid, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All major items of operating equipment of Company and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) The term "Good and Marketable Title" shall, for purposes of this
Section 3.08, with respect to Company and its Subsidiaries, mean such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the

Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Company or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Company or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Company or its Subsidiaries to receive not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Company Reserve Report; (4) obligates Company or its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Company Reserve Report with respect to such property without increase over the life of such property except as shown on the Company Reserve Report; and (5) does not restrict the ability of Company or its Subsidiaries to utilize the properties as currently intended.

SECTION 3.09  Intellectual Property.

     Each of Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, patents, service marks, copyrights, and any applications for such trademarks, trade names, patents, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material ("Intellectual Property") that are necessary to conduct the business of Company and its Subsidiaries as currently conducted, including without limitation, any seismic data or information used by Company and its Subsidiaries, subject to such exceptions that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.
Section 3.09 of the Company Disclosure Schedule sets forth a list of each material agreement pursuant to which Company or its Subsidiaries licenses or has the right to use or acquire Intellectual Property (including, without limitation, seismic data or information). No person or entity has notified either Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person or entity, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Company and its Subsidiaries that would be reasonably likely to have a Company Material Adverse Effect, and to Company's knowledge, no person is infringing on any right of Company or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Company's knowledge, threatened that Company or any of its Subsidiaries is infringing upon the rights of any person or entity with regard to any Intellectual Property that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.10  Contracts.

     (a) Set forth in Section 3.10 of the Company Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Company or any of its Subsidiaries is a party or subject that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were to be filed by the Company on the date hereof and no previous filings had been made (collectively, the "Company Material Contracts").

     (b) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, with respect to the Company Material Contracts, (A) all Company Material Contracts are in full force and effect and are the valid and legally binding obligations of Company or the Subsidiary party thereto, and to Company's knowledge, the legally binding obligations of the other parties thereto, and are enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception; (B) Company or the Subsidiary party thereto is not in breach or default (nor does there exist any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a breach or default) with respect to, and to the knowledge of Company, no other party to any

Company Material Contract is in breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (C) no party to any Company Material Contract has given written notice to Company or the Subsidiary party thereto of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

SECTION 3.11  Investigations; Litigation.

     Section 3.11 of the Company Disclosure Schedule sets forth a list of all pending Litigation Matters (as defined below). Except as described in the Company SEC Reports filed prior to the date hereof or pursuant to the pre-merger notification process under the HSR Act with respect to this transaction (i) no investigation or review by any Governmental Entity with respect to Company or any of its Subsidiaries or any of the transactions contemplated by this Agreement is pending, nor to Company's knowledge has any Governmental Entity (foreign or domestic) indicated an intention to conduct the same, (ii) there is no action, suit or proceeding, claim, arbitration or investigation ("Litigation Matter") against Company or any of its Subsidiaries pending or, to Company's knowledge, threatened, and (iii) there are no outstanding orders, rulings, injunctions, awards, decrees, judgments or stipulations by or with any court or administrative agency or by arbitration, that in the case of each of (i), (ii) and (iii) above, individually or in the aggregate, if determined adversely to Company or any of its Subsidiaries, would have a Company Material Adverse Effect or would materially impair or delay the ability of Company to consummate the transactions contemplated by this Agreement.

SECTION 3.12  Environmental Matters.

     (a) Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof and, in case of clauses (i)-(iv) and
(viii)-(ix) and (xi), except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:
(i) Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)) and, to the knowledge of Company, there are no facts or circumstances that could reasonably be expected to prevent or preclude future compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c));
(iii) to the knowledge of Company, the properties formerly owned or operated by Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Company or any of its Subsidiaries; (iv) Company's and its Subsidiaries' properties have been used by Company and its Subsidiaries solely for oil and gas exploration, production, processing, transportation and related operations and to its knowledge have not been used, whether by Company, its Subsidiaries or any other person or entity, for the generation, storage or disposal of a Hazardous Substance (other than those substances lawfully used and contained in oil and gas operations) or as a landfill or other waste disposal site; (v) neither Company nor any of its Subsidiaries, within the five years immediately preceding the date hereof, has received any written notice, demand, letter, claim or request for information alleging that Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or (except for indemnities under purchase and sale agreements, operating agreements, farm-out agreements or other similar agreements, whereby Company or any of its Subsidiaries has acquired, disposed of, or operated oil and gas properties, as to which (A) no existing claim is pending or to its knowledge threatened against Company or any of its Subsidiaries and (B) Company is not aware of any facts or circumstances that could reasonably be expected to form the basis for a claim) is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances, including without limitation any arrangements that require any change in the present condition or operation of any of its properties in order to comply with conditions or restrictions that relate to the protection of the environment; (vii) there are no actions, suits, claims or proceedings seeking money damages, injunctive relief, remedial action or other remedy pending or, to Company's knowledge, threatened against Company or its Subsidiaries relating to the violation of, or noncompliance with, an Environmental Law; the disposal, discharge, or release of any Hazardous Substance; or the exposure of any person to any other solid waste, pollutant, chemical substance, noise or vibration; (viii) each of Company and its Subsidiaries has obtained all permits, licenses and other authorizations which are required under Environmental Laws for the conduct of its existing drilling and development operations and is in compliance with all terms and conditions of such permits, licenses and authorizations; (ix) all necessary applications, inspection reports, certificates and other instruments pertaining to Environmental Laws on properties operated by Company or any of its Subsidiaries have been filed with the appropriate Governmental Entity; (x) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate any Environmental Law or require the consent or approval of any agency charged with enforcing any Environmental Law, which violation or the failure to obtain such consent or approval would materially impair or delay the ability of Company to consummate the transactions contemplated by this Agreement; and (xi) there are no circumstances or conditions involving Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Company pursuant to any Environmental Law.

     (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including, but not limited to, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous Materials Transportation Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and all state statutes serving similar or related purposes.

     (c) As used herein, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated as a "hazardous substance," "toxic substance," "hazardous material," or "solid waste" pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any chemical substance, (A) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Entity, (B) the presence of which at any property owned by a party causes a nuisance upon such location or to adjacent properties or poses a hazard to the health or safety of persons at or about such property, or (C) the presence of which on adjacent properties constitutes a trespass by a party's business; or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law or the presence of which requires investigation or remediation thereunder. Hazardous Substances does not include Naturally Occurring Radioactive Material which may be found in Company's oil and gas wells and related well equipment. The term "Hazardous Substance" shall not include crude oil or drilling mud or drilling fluids used in the exploration, development or production of oil or natural gas.

SECTION 3.13  Employee Benefit Plans.

     (a) Company has listed in Section 3.13(a) of the Company Disclosure Schedule, and has provided to Partner complete and correct copies of, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans (including, without limitation, the retention and severance plan and program thereunder adopted by Company for its non-executive officer employees (the "Retention Policy")), written or otherwise, for the benefit of, or relating to, any current or former employee or other service provider of Company, any Subsidiary of Company or any trade or business (whether or not incorporated) which is treated as a single employer with Company or any Subsidiary of Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code (together, the "Company Employee Plans").

     (b) With respect to each Company Employee Plan, Company has made available to Partner, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS for each Company Employee Plan with respect to which such report is required to be filed, (ii) each trust agreement and group annuity contract or insurance policy, if any, relating to such Company Employee Plan,
(iii) the most current favorable determination letter received from the IRS as to the qualified status under the Internal Revenue Code of each Company Employee Plan subject to Section 401 of the Internal Revenue Code, and (iv) the most recent summary plan description for each Company Employee Plan required to have such a summary plan description. None of Company, any Subsidiary of Company or any ERISA Affiliate sponsors, maintains or contributes to, nor has any such entity at any time within six years preceding the date of this Agreement sponsored, maintained or contributed to, any plan that is subject to Title IV of ERISA (including without limitation a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Internal Revenue Code. Each Company Employee Plan intended to be qualified under Section 401 of the Internal Revenue Code has been administered and maintained in all material respects in accordance with its terms and all applicable laws, including ERISA and the Internal Revenue Code, and, except as set forth in
Section 3.13(b) of the Company Disclosure Schedule, each such plan has received a favorable determination letter from the Internal Revenue Service regarding such qualified status. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there has been no termination or partial termination of any such plan within the meaning of Section 411(d)(3) of the Internal Revenue Code. Affected participants were fully vested in their plan accounts as required under
Section 411(d)(3) of the Internal Revenue Code in connection with the partial termination described in Section 3.13(b) of the Company Disclosure Schedule. There are no actions, suits or claims pending (other than routine claims for benefits) or, to Company's knowledge, threatened against, or with respect to, any of the Company Employee Plans or their assets. There is no matter pending (other than routine qualification determination filings) with respect to any of the Company Employee Plans before any Governmental Entity.

     (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company could be subject to any material liability under ERISA, the Internal Revenue Code or any other applicable law.

     (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Company, which obligations are reasonably likely to have a Company Material Adverse Effect.

     (e) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated by this Agreement, (ii) agreement with any officer of Company providing any term of employment or compensation guarantee, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, and based on the assumptions set forth therein (which assumptions represent the best currently available estimates of Company after consultation with its accountants as to the matters covered thereby, it being understood that the actual calculation may differ from the assumed amounts), in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, under any agreement described in Section 3.13(e) or Section 3.16(e)(determined without regard to whether such agreement is terminable by Company, without material cost to Company, with no more than 30 days notice) or under the Company Employee Plans that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Internal Revenue Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered. Partner represents and warrants that nothing has come to Partner's attention as of the date hereof that causes Partner to believe that Section 3.13(f) of the Company Disclosure Schedule is incorrect.

SECTION 3.14  Compliance With Laws.

     Neither Company nor any of its Subsidiaries is in violation or default of, or has received any notices of violation or default with respect to, any applicable federal, state, local or foreign statute, law, rule, order, decree or regulation, including without limitation, any filing or reporting requirement thereunder with respect to the conduct of its business, or the ownership or operation of its business, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each of Company and its Subsidiaries has all licenses, franchises, permits, authorizations, approvals, plans, surveys and environmental impact reports ("Permits") legally required to enable it to carry on its business as currently carried on and such Permits are all in full force and effect and no proceeding is pending and neither Company nor any of its Subsidiaries has received any written notice of any action seeking the revocation or limitation of or is in default or violation of, any such Permit, except in each case as would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 3.14 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.12, or with respect to Permits to conduct exploratory operations which have not been commenced as of the date of this Agreement.

SECTION 3.15  Tax Matters.

     To its knowledge, after consulting with its Tax counsel, neither Company nor any of its Affiliates (as defined in Section 6.09) has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

SECTION 3.16  Labor Matters.

     (a) Neither Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Company or any of its Subsidiaries the subject of any material proceeding asserting that Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Company or any of its Subsidiaries.

     (b) Neither Company nor any of its Subsidiaries has any knowledge of any current union organizing activities among the employees of Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees.

     (c) Company and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices (including without limitation with respect to discrimination and harassment) and all laws, ordinances and regulations respecting the terms and conditions of employment, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (d) Neither the Company nor any of its Subsidiaries is in violation of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), or any similar state or local law, in each case that would reasonably be expected to have a Company Material Adverse Effect.

     (e) Company has listed in Section 3.16 of the Company Disclosure Schedule, and has provided to Partner complete and correct copies of, all employment and consulting agreements with any current or former employees or consultants currently in effect to which Company or any of its Subsidiaries is a party and that are not terminable in Company's sole discretion, without material cost to Company, with no more than 30 days notice.

SECTION 3.17  Insurance.

     Company and its Subsidiaries maintain insurance coverage with reputable companies, reasonably adequate for the operation of their business and consistent in all material respects with industry practice, including without limitation, as to amounts and types of coverage.

SECTION 3.18 No Existing Discussions.

     As of the date of this Agreement, Company has ceased, and has instructed its directors, officers, financial advisors, representatives, employees and agents to cease, all direct and indirect discussions and negotiations with any other party that were ongoing immediately prior to the date hereof with respect to an Acquisition Proposal (as defined in Section 6.01).

SECTION 3.19 Opinion of Financial Advisor.

     The financial advisor of Company, Goldman, Sachs & Co., has delivered to Company an opinion dated the date of this Agreement to the effect that, based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view. Company has delivered, or will deliver promptly after receipt of such written opinion, a copy of such written opinion to Partner.

SECTION 3.20 Section 203 of the DGCL Not Applicable.

     Company and its Board of Directors have each taken all action required to be taken by it in order to exempt the execution, delivery or performance of this Agreement by Company, the consummation of the Merger by Company and the transactions contemplated hereby from, and this Agreement, the Merger and the transactions contemplated hereby are exempt from, the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203). No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Company or (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement. Company and its Board of Directors have each taken all action required to be taken by it in order to exempt Partner from the status of an "Acquiring Person" under the Rights Plan and to ensure that no stock acquisition date, distribution date or triggering event shall occur by reason of the execution of this Agreement or the consummation of the Merger.

SECTION 3.21 Oil and Gas Reserves.

     Company has furnished Partner the Company's estimates of Company's and its Subsidiaries' oil and gas reserves as of June 30, 2000 in a report as described in Section 3.21 of the Company Disclosure Schedule (the "Company Reserve Report"). Except as would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report and in any supplement thereto or update thereof furnished to Partner was accurate and incorporates the following: the interests owned by Company and its Subsidiaries at the time the Company Reserve Report was prepared, the cost of operating the properties, all production and cost data adjusted for all oil and/or gas imbalances due, all tests and operations on Company's and its Subsidiaries' properties of which Company was aware at the time the Company Reserve Report was prepared and all capital costs reasonably expected by Company at such time to be necessary to operate, develop and plug and abandon the properties described therein. To the best knowledge of Company, and based on the information given to Company by third-party operators for all wells not operated by Company, the Company Payout Balances (as defined below) for each of the wells as used in the Company Reserve Report were accurate as of the dates to which Company had calculated them, except as would not reasonably be expected to have a Company Material Adverse Effect. "Company Payout Balances" means the status, as of the dates of Company's calculations, of the recovery by Company or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Company therein will be reduced or increased when such amount has been recovered.

SECTION 3.22 Take-or-Pay Deliveries.

     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no calls (exclusive of market calls) on Company's oil or gas production and Company has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor. Section 3.22 of the Company Disclosure Schedule sets forth the Company's estimates of its imbalances in gas production as of September 30, 2000. The Company does not have any other imbalances in gas production that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.23 Hedging.

     Company has set forth in Section 3.23 of the Company Disclosure Schedule a summary of Company's position with respect to its futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities (collectively, "Hedges") as of the date hereof. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is bound by any Hedges as of the date hereof.

SECTION 3.24 Required Vote of Company Stockholders.

     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve the Merger. No other vote of the stockholders of Company is required by law, the certificate of incorporation or by-laws of Company or otherwise in order for Company to consummate the Merger and the transactions contemplated thereby.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PARTNER

     Partner represents and warrants to Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Partner to Company and Merger Sub on or before the date of this Agreement (the "Partner Disclosure Schedule"). The Partner Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement and the disclosure in any paragraph shall qualify other sections in this Agreement only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

SECTION 4.01 Organization of Partner and Merger Sub.

     Each of Partner and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Partner Material Adverse Effect (as defined in Section 9.03(b)). The copies of Partner's certificate of incorporation and by-laws attached to the Partner Disclosure Schedule are complete and correct and in full force and effect on the date hereof. Neither Partner nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents. Except as set forth in the Partner SEC Reports (as defined in Section 4.04(a)) filed prior to the date hereof, neither Partner nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Partner and comprising less than five percent (5%) of the outstanding stock of such company and any interests owned by Partner in oil and gas properties pursuant to joint operating, participation or similar type agreements.

SECTION 4.02  Partner Capital Structure.

     (a) The authorized capital stock of Partner consists of 25,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value ("Partner Preferred Stock"). As of October 27, 2000, (i) 18,515,725 shares of Partner Common Stock were issued and outstanding, all of which are validly issued, fully paid, nonassessable and not subject to any statutory or contractual preemptive rights and (ii) no shares of Partner Common Stock were held in the treasury of Partner or by its Subsidiaries. The Partner Disclosure Schedule shows the number of shares of Partner Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of October 27, 2000, under Partner's 2000 Amended and Restated Stock Option Plan and Partner's 1993 Non-employee Directors Stock Option Plan (collectively, the "Partner Stock Plans"), and the plans under which such options were granted. No material change in such capitalization has occurred between October 27, 2000 and the date of this Agreement. As of the date of this Agreement, none of the shares of Partner Preferred Stock is issued and outstanding. All shares of Partner Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. Except as set forth in the Partner Stock Plans or in the Rights Agreement dated October 15, 1998 (the "Rights Agreement"), or, with respect to events occurring after the date hereof, to the extent permitted by Section 5.02, there are no obligations, contingent or otherwise, of Partner or any Subsidiary to issue, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock or other voting security of Partner or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of, capital stock of, or other ownership interests in, each of Partner's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Partner free and clear of all security interests, liens, claims, pledges, agreements, limitations in Partner's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Partner Stock Plans, or, with respect to events occurring after the date hereof, to the extent permitted by Section 5.02, there are no equity securities of any class of Partner or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this
Section 4.02, the Partner Stock Plans, awards granted under the Partner Stock Plans, and Partner's 401(k) Profit Sharing Plan, as of the date hereof, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, calls, rights, commitments or agreements of any character to which Partner or any of its Subsidiaries is a party or by which it is bound obligating Partner or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Partner or any of its Subsidiaries or obligating Partner or any its Subsidiaries to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity, call, right, commitment or agreement. To the best knowledge of Partner, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Partner.

SECTION 4.03  Authority; No Conflict; Required Filings and Consents.

     (a) Each of Partner and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Partner and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of each of Partner and Merger Sub (including the approval of the Merger by Partner as the sole stockholder of Merger Sub), subject only to the approval of the Partner Voting Proposal (as defined in Section 6.05) by Partner's

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

stockholders. This Agreement has been duly executed and delivered by each of Partner and Merger Sub and constitutes a valid and binding obligation of each of Partner and Merger Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) The execution and delivery of this Agreement by Partner and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Partner or Merger Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a penalty or right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person or entity under (including the receipt of any consideration), or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract (including, without limitation, any Partner Material Contract) or other agreement, instrument or obligation to which Partner or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming the consents contemplated by Section 4.03(c) of this Agreement are obtained, conflict with or violate any Permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Partner or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, would not be reasonably likely to have a Partner Material Adverse Effect. Section 4.03(b) of the Partner Disclosure Schedule sets forth a correct and complete list of the Partner Material Contracts (as defined in Section 4.10) under which consents, waivers or notifications are required prior to the consummation of the transactions contemplated by this Agreement, which have not previously been obtained.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Partner in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State,
(iii) the filing of the Registration Statement (as defined in Section 6.15 below) with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas property interests and (vii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not be reasonably likely to have a Partner Material Adverse Effect.

SECTION 4.04  SEC Filings; Financial Statements.

     (a) Partner has made available to Company true and complete copies of each registration statement (other than registration statements on Form S-8), report, proxy statement or information statement (other than preliminary materials) filed by Partner with the SEC since December 31, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Partner SEC Reports"), and Partner has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. The Partner SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then as and on the date so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Partner SEC Reports or necessary in order to make the statements in such Partner SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Partner's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Partner SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Partner and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments. The unaudited balance sheet of Partner as of June 30, 2000 is referred to herein as the "Partner Balance Sheet."

SECTION 4.05  No Undisclosed Liabilities; Suspense Accounts.

     Except as disclosed in the Partner SEC Reports filed and publicly available prior to the date hereof and except for abandonment obligations related to Partner's oil and gas properties that are estimated in the Partner Reserve Report (described in Section 4.17), Partner and its Subsidiaries do not have any obligations or liabilities, whether or not accrued, contingent or otherwise, that individually or in the aggregate would reasonably be likely to have a Partner Material Adverse Effect. The Partner Balance Sheet reflects all suspense accounts and gas balancing obligations owed by Partner as of the date hereof, except as would not reasonably be expected to have a Partner Material Adverse Effect.

SECTION 4.06  Absence Of Certain Changes Or Events.

     Except as disclosed in the Partner SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, Partner and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, and, since such date, there has not been (i) any material change by Partner and its Subsidiaries, when taken as a whole, in their accounting methods, principles or practices to which Company has not previously consented in writing; (ii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Partner; (iii) any split, combination or reclassification of any of Partner's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Partner's capital stock; (iv) any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, a Partner Material Adverse Effect; provided, however, that for purposes of this Section 4.06(iv), the effects of (A) any aggregate decrease during any period of 20 consecutive days in the average daily quantity of oil, gas and other gaseous and liquid hydrocarbons ("Hydrocarbons") being produced by Partner and its Subsidiaries, taken as a whole, that is less than 30% of the average of the net daily production of such Hydrocarbons by the Partner and its Subsidiaries, taken as a whole, during the 20-day period ending with the date of this Agreement or that is caused by mechanical difficulties, surface equipment, pipeline curtailments or events of force majeure, and (B) any aggregate net decrease in the proved Hydrocarbon reserves of Partner and its Subsidiaries, taken as a whole (excluding, for the purpose of determining the amount of any such decrease, any decrease due to depletion resulting from production or due to changes in oil and gas prices and any increase due to discoveries or additions) that is less than 20% of the amount of the Partner's proved reserves set forth in the Partner Reserve Report, shall not be considered in determining whether a Partner Material Adverse Effect has occurred or is reasonably likely to occur, provided, further, that any disagreement over the extent of any such reserve decrease shall be resolved by prompt submittal to an independent reservoir engineer reasonably acceptable to both parties whose decision shall be binding and shall be delivered no later than five business days following submittal; (v) any tax election or any settlement of any income tax liability or tax attributes that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Partner or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability; (vi) any modification, assignment, termination or relinquishment of rights under any Partner Material Contract by Partner or any of its Subsidiaries other than such modification, assignment, termination or relinquishment in the ordinary course of business consistent with past practice; or (vii) any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Partner Material Adverse Effect (it being understood that the availability of any insurance coverage shall be taken into account in determining whether such damage, destruction or loss would be reasonably likely to have a Partner Material Adverse Effect).

SECTION 4.07  Taxes.

     (a) Except as would not be reasonably likely, individually or in the aggregate, to have a Partner Material Adverse Effect, (i) Partner and each of its Subsidiaries have, or prior to the Closing Date will have, (A) filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions),
(B) paid or accrued all Taxes due and payable with respect to the periods covered by such tax returns and reports or otherwise due and payable on or prior to the Closing Date and (C) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), (ii) neither the IRS nor any other taxing authority has asserted or proposed in writing any claim or adjustment relating to Taxes, or to the actual knowledge of the executive officers of Partner, is threatening to assert any claims for Taxes, (iii) Partner and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, and (iv) there are no liens for Taxes upon the assets of Partner or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings).

     (b) To Partner's knowledge, there exists no claim by a Tax authority in a jurisdiction where any of Partner and its Subsidiaries does not file Tax returns that it is or may be subject to taxation in that jurisdiction. There are no Tax allocation or sharing agreements or arrangements affecting any of Partner and its Subsidiaries. No payments are due or will become due by any of Partner and its Subsidiaries pursuant to any such agreement or arrangement or any tax indemnification agreement. Neither Partner nor any of its Subsidiaries will be required to include any amount in income for any taxable period beginning after December 31, 1999 as a result of a change in accounting or pursuant to any agreement with any Tax authority with respect to any prior taxable period. Neither Partner nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Partner) or (ii) has any liability for the Taxes of any person or entity (other than any of Partner and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither Partner nor any of its Subsidiaries have entered into any agreement or arrangement with any Tax authority that requires any of Partner and its Subsidiaries to take any action or to refrain from taking any action.

SECTION 4.08  Properties.

     (a) Except for goods and other property sold, used or otherwise disposed of since June 30, 2000 in the ordinary course of business, Partner and its Subsidiaries have Good and Marketable Title (as defined below), for oil and gas purposes, in and to all federal leases covering acreage offshore in the Gulf of Mexico and to all the proved reserves reflected in the Partner Reserve Report (as defined in Section 4.17) as owned by Partner and its Subsidiaries, and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected in the Partner Balance Sheet as owned by Partner and its Subsidiaries, free and clear of any Liens, except:
(i) Liens associated with obligations reflected in the Partner Reserve Report or the Partner Balance Sheet; (ii) Liens for current taxes not yet due and payable,
(iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law,
(B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens as would not reasonably be expected to have, individually or in the aggregate, a Partner Material Adverse Effect. All leases and other agreements pursuant to which Partner or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by the Partner to any lessor of any such oil and gas leases have been paid, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partner Material Adverse Effect. All major items of operating equipment of Partner and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, reasonably be expected to have a Partner Material Adverse Effect.

     (b) The term "Good and Marketable Title" shall, for purposes of this
Section 4.08, with respect to Partner and its Subsidiaries, mean such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Partner or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Partner or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Partner or its Subsidiaries to receive not less than the interest set forth in the Partner Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Partner Reserve Report; (4) obligates Partner or its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Partner Reserve Report with respect to such property without increase over the life of such property except as shown on the Partner Reserve Report; and (5) does not restrict the ability of Partner or its Subsidiaries to utilize the properties as currently intended.

SECTION 4.09  Intellectual Property.

     Each of Partner and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is necessary to conduct the business of Partner and its Subsidiaries as currently conducted, including without limitation, any seismic data or information used by Partner and its Subsidiaries, subject to such exceptions that, individually or in the aggregate, would not be reasonably likely to have a Partner Material Adverse Effect. No person or entity has notified either Partner or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person or entity, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Partner and its Subsidiaries that would be reasonably likely to have a Partner Material Adverse Effect, and to Partner's knowledge, no person is infringing on any right of Partner or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Partner's knowledge, threatened that Partner or any of its Subsidiaries is infringing upon the rights of any person or entity with regard to any Intellectual Property that, individually or in the aggregate, would be reasonably likely to have a Partner Material Adverse Effect.

SECTION 4.10  Contracts.

     (a) Set forth in Section 4.10 of the Partner Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Partner or any of its Subsidiaries is a party or subject that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were to be filed by the Partner on the date hereof and no previous filings had been made (collectively, the "Partner Material Contracts").

     (b) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Partner Material Adverse Effect, with respect to the Partner Material Contracts, (A) all Partner Material Contracts are in full force and effect and are the valid and legally binding obligations of Partner or the Subsidiary party thereto, and to Partner's knowledge, the legally binding obligations of the other parties thereto, and are enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity

Exception; (B) Partner or the Subsidiary party thereto is not in breach or default (nor does there exist any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a breach or default) with respect to, and to the knowledge of Partner, no other party to any Partner Material Contract is in breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (C) no party to any Partner Material Contract has given written notice to Partner or the Subsidiary party thereto of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

SECTION 4.11  Investigations; Litigation.

     Section 4.11 of the Partner Disclosure Schedule sets forth a list of all pending Litigation Matters. Except as described in the Partner SEC Reports filed prior to the date hereof or pursuant to the pre-merger notification process under the HSR Act with respect to this transaction (i) no investigation or review by any Governmental Entity with respect to Partner or any of its Subsidiaries or any of the transactions contemplated by this Agreement is pending, nor to Partner's knowledge has any Governmental Entity (foreign or domestic) indicated an intention to conduct the same, (ii) there is no Litigation Matter against Partner or any of its Subsidiaries pending or, to Partner's knowledge, threatened, and (iii) there are no outstanding orders, rulings, injunctions, awards, decrees, judgments or stipulations by or with any court or administrative agency or by arbitration, that in the case of each of
(i), (ii) and (iii) above, individually or in the aggregate, if determined adversely to Partner or any of its Subsidiaries, would have a Partner Material Adverse Effect or would materially impair or delay the ability of Partner to consummate the transactions contemplated by this Agreement.

SECTION 4.12  Environmental Matters.

     Except as disclosed in the Partner SEC Reports filed and publicly available prior to the date hereof and, in case of clauses (i)-(iv) and (viii)-(ix) and
(xi), except for such matters that, individually or in the aggregate, are not reasonably likely to have a Partner Material Adverse Effect: (i) Partner and its Subsidiaries have complied with all applicable Environmental Laws and, to the knowledge of Partner, there are no facts or circumstances that could reasonably be expected to prevent or preclude future compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Partner and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) to the knowledge of Partner, the properties formerly owned or operated by Partner or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Partner or any of its Subsidiaries; (iv) Partner's and its Subsidiaries' properties have been used by Partner and its Subsidiaries solely for oil and gas exploration, production, processing, transportation and related operations and to its knowledge have not been used, whether by Partner, its Subsidiaries or any other person or entity, for the generation, storage or disposal of a Hazardous Substance (other than those substances lawfully used and contained in oil and gas operations) or as a landfill or other waste disposal site; (v) neither Partner nor any of its Subsidiaries, within the five years immediately preceding the date hereof, has received any written notice, demand, letter, claim or request for information alleging that Partner or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Partner nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or (except for indemnities under purchase and sale agreements, operating agreements, farm-out agreements or other similar agreements, whereby Partner or any of its Subsidiaries has acquired, disposed of, or operated oil and gas properties, as to which (A) no existing claim is pending or to its knowledge threatened against Partner or any of its Subsidiaries and (B) Partner is not aware of any facts or circumstances that could reasonably be expected to form the basis for a claim) is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances, including without limitation any arrangements that require any change in the present condition or operation of any of its properties in order to comply with conditions or restrictions that relate to the protection of the environment; (vii) there are no actions, suits, claims or proceedings seeking money damages, injunctive relief, remedial action or other remedy pending or, to Partner's knowledge, threatened against Partner or its Subsidiaries relating to the violation of, or noncompliance with, an Environmental Law;

the disposal, discharge, or release of any Hazardous Substance; or the exposure of any person to any other solid waste, pollutant, chemical substance, noise or vibration; (viii) each of Partner and its Subsidiaries has obtained all permits, licenses and other authorizations which are required under Environmental Laws for the conduct of its existing drilling and development operations and is in compliance with all terms and conditions of such permits, licenses and authorizations; (ix) all necessary applications, inspection reports, certificates and other instruments pertaining to Environmental Laws on properties operated by Partner or any of its Subsidiaries have been filed with the appropriate Governmental Entity; (x) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate any Environmental Law or require the consent or approval of any agency charged with enforcing any Environmental Law, which violation or the failure to obtain such consent or approval would materially impair or delay the ability of Partner to consummate the transactions contemplated by this Agreement; and (xi) there are no circumstances or conditions involving Partner or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Partner pursuant to any Environmental Law.

SECTION 4.13  Employee Benefit Plans.

     (a) Partner has listed in Section 4.13(a) of the Partner Disclosure Schedule, and has provided to Company complete and correct copies of, all employee benefit plans (as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, written or otherwise, for the benefit of, or relating to, any current or former employee or other service provider of Partner, any Subsidiary of Partner or any trade or business (whether or not incorporated) which is treated as a single employer with Partner or any Subsidiary of Partner (a "Partner ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code (together, the "Partner Employee Plans").

     (b) With respect to each Partner Employee Plan, Partner has made available to Company, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS for each Partner Employee Plan with respect to which such report is required to be filed, (ii) each trust agreement and group annuity contract or insurance policy, if any, relating to such Partner Employee Plan,
(iii) the most current favorable determination letter received from the IRS as to the qualified status under the Internal Revenue Code of each Partner Employee Plan subject to Section 401 of the Internal Revenue Code, and (iv) the most recent summary plan description for each Partner Employee Plan required to have such a summary plan description. None of Partner, any Subsidiary of Partner or any Partner ERISA Affiliate sponsors, maintains or contributes to, nor has any such entity at any time within six years preceding the date of this Agreement sponsored, maintained or contributed to, any plan that is subject to Title IV of ERISA (including without limitation a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Internal Revenue Code. Each Partner Employee Plan intended to be qualified under Section 401 of the Internal Revenue Code has been administered and maintained in all material respects in accordance with its terms and all applicable laws, including ERISA and the Internal Revenue Code, and each such plan has received a favorable determination letter from the Internal Revenue Service regarding such qualified status. There has been no termination or partial termination of any such plan within the meaning of Section 411(d)(3) of the Internal Revenue Code. There are no actions, suits or claims pending (other than routine claims for benefits) or, to Partner's knowledge, threatened against, or with respect to, any of the Partner Employee Plans or their assets. There is no matter pending (other than routine qualification determination filings) with respect to any of the Partner Employee Plans before any Governmental Entity.

     (c) With respect to the Partner Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Partner, there exists no condition or set of circumstances in connection with which Partner could be subject to any material liability under ERISA, the Internal Revenue Code or any other applicable law.

     (d) With respect to the Partner Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Partner, which obligations are reasonably likely to have a Partner Material Adverse Effect.

     (e) Except as disclosed in the Partner SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Partner nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Partner or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Partner of the nature contemplated by this Agreement, (ii) agreement with any officer of Partner providing any term of employment or compensation guarantee, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

SECTION 4.14  Compliance with Laws.

     Neither Partner nor any of its Subsidiaries is in violation or default of, or has received any notices of violation or default with respect to, any applicable federal, state, local or foreign statute, law, rule, order, decree or regulation, including without limitation, any filing or reporting requirement thereunder with respect to the conduct of its business, or the ownership or operation of its business, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Partner Material Adverse Effect. Each of Partner and its Subsidiaries has all Permits legally required to enable it to carry on its business as currently carried on and such Permits are all in full force and effect and no proceeding is pending and neither Partner nor any of its Subsidiaries has received any written notice of any action seeking the revocation or limitation of or is in default or violation of, any such Permit, except in each case as would not reasonably be expected to have a Partner Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.14 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12, or with respect to Permits to conduct exploratory operations which have not been commenced as of the date of this Agreement.

Section 4.15  Tax Matters.

     To its knowledge, after consulting with its Tax counsel, neither Partner nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

Section 4.16  Opinion of Financial Advisor.

     The financial advisor of Partner, Merrill Lynch & Co., has delivered to Partner an opinion dated the date of this Agreement to the effect that, based upon and subject to the matters set forth therein, the Exchange Ratio is fair to Partner from a financial point of view. Partner has delivered, or will deliver promptly after receipt of such written opinion, a copy of such written opinion to Company.

Section 4.17  Oil and Gas Reserves.

     Partner has furnished Company the Partner's estimates of Partner's and its Subsidiaries' oil and gas reserves as of December 31, 1999 in a report as described in Section 4.17 of the Partner Disclosure Schedule (the "Partner Reserve Report"). Except as would not reasonably be expected to have a Partner Material Adverse Effect, the factual, non-interpretive data on which the Partner Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Partner Reserve Report and in any supplement thereto or update thereof furnished to Partner was accurate and incorporates the following: the interests owned by Partner and its Subsidiaries at the time the Partner Reserve Report was prepared, the cost of operating the properties, all production and cost data adjusted for all oil and/or gas imbalances due, all tests and operations on Partner's and its Subsidiaries' properties of which Partner was aware at the time the Partner Reserve

Report was prepared and all capital costs reasonably expected by Partner at such time to be necessary to operate, develop and plug and abandon the properties described therein. To the best knowledge of Partner, and based on the information given to Partner by third-party operators for all wells not operated by Partner, the Partner Payout Balances (as defined below) for each of the wells as used in the Partner Reserve Report were accurate as of the dates to which Partner had calculated them, except as would not reasonably be expected to have a Partner Material Adverse Effect. "Partner Payout Balances" means the status, as of the dates of Partner's calculations, of the recovery by Partner or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Partner therein will be reduced or increased when such amount has been recovered. Partner agrees that Company will have access to the Partner Reserve Report in accordance with the procedures set forth in Section 4.17 of the Partner Disclosure Schedule.

SECTION 4.18  Take-or-Pay Deliveries.

     Except as provided in Partner SEC Reports or in Section 4.18 of the Partner Disclosure Schedule, there are no calls (exclusive of market calls) on Partner's oil or gas production and Partner has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor.

SECTION 4.19  Hedging.

     Partner has set forth in Section 4.19 of the Partner Disclosure Schedule a summary of Partner's position with respect to its Hedges as of the date hereof. Except as set forth in Section 4.19 of the Partner Disclosure Schedule, neither Partner nor any of its Subsidiaries is bound by any Hedges as of the date hereof.

SECTION 4.20  Required Vote of Partner Stockholders.

     The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is required to approve the amendment to Partner's certificate of incorporation to increase its authorized capitalization. The affirmative vote of a majority of the votes cast on the proposal, so long as the total number of votes cast in favor of and against the proposal represents a majority of the outstanding shares of Partner Common Stock, is required to approve the issuance of Partner Common Stock pursuant to the Merger.

                                   ARTICLE V.

                              CONDUCT OF BUSINESS

SECTION 5.01  Covenants of Company.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees as to itself and each of its Subsidiaries (except to the extent that Partner shall otherwise consent in writing), to carry on its operations in the usual, regular and ordinary course of business in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business and its relationships with customers, suppliers and others with whom Company deals in the ordinary course of its business. Company shall promptly notify Partner of any material event or occurrence not in the ordinary course of business of Company. Except as expressly contemplated by this Agreement or as set forth in Section 5.01 of Company Disclosure Schedule, subject to Section 6.01, Company shall not (and shall not permit any of its Subsidiaries to), without the written consent of Partner:

          (a) Accelerate, amend or change the period of exercisability of options, restricted stock or other awards granted under any employee stock plan (including, without limitation, the Incentive Plan and the Performance Share Plan) of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any employment agreements or other related agreements in effect as of the date of this Agreement and set forth in Sections 3.13 and 3.16 of the Company Disclosure Schedule;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

          (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of options outstanding on the date of this Agreement and referred to in Section 3.02 in accordance with their current terms or (ii) the issuance, earning or vesting of shares of Company Common Stock pursuant to outstanding performance share awards under the Performance Share Plan or other similar awards (including without limitation restricted stock awards under the Incentive Plan) made prior to the date of this Agreement in accordance with their current terms;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, except as set forth in Section 5.01(k);

          (e) Except in accordance with the Retention Policy or pursuant to the current terms of Company's existing contracts, obligations or agreements set forth in Section 3.13 or Section 3.16 of the Company Disclosure Schedule or in connection with the payment of non-discretionary contributions to Company's 401(k) Plan at a level of 3% of eligible compensation and the payment of year-end bonuses (which year-end bonuses will not exceed $1.8 million in the aggregate for all employees, including officers, and are expected to be paid prior to the Effective Time or December 31, 2000, whichever occurs first), (i) increase or agree to increase the compensation payable or to become payable to its employees or officers, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) amend any Company Employee Plan (other than any amendment that does not increase Company's (or any successor's) obligations under such Company Employee Plan or that does not provide additional rights, including vesting rights, or benefits to any employee, except for accelerated vesting in connection with any termination of the Company's 401(k) Plan as provided in Section 6.14(a)) or establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except to the extent required by applicable law, or (v) pay any material benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any person;

          (f) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (g) Incur, assume, guarantee or prepay any indebtedness for borrowed money, other than under Company's existing credit facility in the ordinary course of business; provided that in the case of any such incurrence, assumption, guarantee or prepayment that exceeds, individually or in the aggregate, $500,000, such incurrence, assumption, guarantee or prepayment is made after consultation with Partner;

          (h) Modify or terminate any of the Company Material Contracts or waive or relinquish any right thereunder, other than any amendment to Company's credit facility to reflect a redetermination of

     Company's borrowing base thereunder and other than any modification, termination, waiver or relinquishment that is not adverse to Company;

          (i) Enter into any Hedges or fixed price commodity sales agreements;

          (j) Make any material Tax election or settle or compromise any material Tax liability;

          (k) Except as permitted by Section 5.01(k) of the Company Disclosure Schedule, (i) make any material capital expenditure, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operation for which Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well, platform, pipeline or other production facility, (ii) enter into any sale, lease, farm-out or similar disposition (except for the sale of Hydrocarbons or personal property in the ordinary course of business) of any (A) proved reserves described on the Company Reserve Report or (B) interests in properties (other than proved reserves, which are addressed by the preceding clause) without first granting Partner the option (to be exercised within five days) to acquire such interests on the same terms as they are being offered to a third party or industry, provided that Company shall have the right to relinquish interests in such properties pursuant to elections not to participate in operations proposed by third parties under operating agreements or other applicable agreements so long as (to the extent allowed under such agreements) in each such case Company has promptly offered Partner the option to participate for, and thereby acquire, Company's interest in such operation and Partner has either affirmatively rejected such option or failed to respond in the manner provided for in such agreement within one-half of the response time required therein for Company to respond to the proposing party (provided that in the event of a required response time of less than 48 hours, Company shall use its reasonable best efforts to notify Partner at least 24 hours prior to the anticipated receipt of such notice), (iii) enter into any material joint venture agreement, partnership agreement or similar agreement not in conjunction with acquisitions or capital expenditures contemplated in this Section 5.01(k) or Section 5.01(k)of the Company Disclosure Schedule or (iv) acquire or agree to acquire any assets (other than inventory, equipment and other similar items in the ordinary course of business); provided, however, neither Company nor any of its Subsidiaries shall be permitted to enter into any transaction with any third party in which, to Company's knowledge, any officer or director of Company has, directly or indirectly, any existing or prospective equity or other ownership interest or any other arrangement or understanding having the same economic effect, other than with respect to any company that is publicly traded on a national securities market or exchange, to the extent such ownership interest is less than two percent (2%) of such publicly traded company; and provided, further, however, that the Company shall not enter into any sale, lease, farmout, or other alienation or disposition of any interest in those 11 prospects specified in Section 5.01(k) of the Company Disclosure Schedule.

          (l) Change any method of accounting or accounting practice by Company or any of its Subsidiaries, except for any such change required by GAAP;

          (m) Adopt a plan of complete or partial liquidation, dissolution, or reorganization;

          (n) Waive, release, assign, or settle any material rights, claims or pending or threatened Litigation Matters;

          (o) Enter into any contract, agreement, arrangement or understanding that materially limits or otherwise materially restricts Company or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its Affiliates (including Partner) or any successor thereto, from engaging in or competing in any line of business or in any geographic area (except for confidentiality agreements relating to specific prospects); or

          (p) Take, or agree in writing or otherwise to take, any of the actions described in Section 5.01(a) through Section 5.01(o) above.

SECTION 5.02  Covenants of Partner.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Partner agrees as to itself and its Subsidiaries (except to the extent that Company shall otherwise consent in writing), to carry on its operations in the usual, regular and ordinary course of business in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business. Partner shall promptly notify Company of any material event or occurrence not in the ordinary course of business of Partner. Except as expressly contemplated by this Agreement or as set forth in Section 5.02 of the Partner Disclosure Schedule, subject to Section 6.01, Partner shall not (and shall not permit any of its Subsidiaries to), without the written consent of
Company:

          (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; provided, however, that Partner shall be entitled to effect a stock split so long as an appropriate adjustment is made to the Exchange Ratio;

          (b) Issue shares of Partner Common Stock in connection with any acquisition of equity interests or assets that could reasonably be expected to adversely affect the ability of Partner to consummate or would reasonably be expected to otherwise delay the Merger;

          (c) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (d) Adopt a plan of complete or partial liquidation, dissolution, or reorganization;

          (e) Change any method of accounting or accounting practice by Partner or any of its Subsidiaries, except for any such change required by GAAP; or

          (f) Take, or agree in writing or otherwise to take, any of the actions described in Section 5.02(a) through Section 5.02(e) above.

SECTION 5.03  Cooperation.

     Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Partner and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby. Each party further agrees to work in good faith and use its reasonable best efforts to satisfy all of the closing conditions set forth in Article VII hereof, but is under no obligation to waive any of such conditions.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

SECTION 6.01  No Solicitation.

     Company shall not, and nor will it authorize or knowingly permit, directly or indirectly, any officer, director, financial advisor, representative, employee or agent of Company to, (i) solicit, initiate, or encourage any proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, share exchange, recapitalization, sale of all or substantially all of its assets, sale of shares (other than pursuant to the Incentive Plan or Performance Share Plan) of capital stock (including without limitation by way of a tender offer) or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations regarding, or provide any non-public information to any person or entity relating to, or take any other action intended to facilitate, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Company, or its Board of Directors, prior to the date of the Company Stockholder Meeting referred to in Section 6.05, from (A) furnishing non-public information to, or entering into negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Company, if and only to the extent that (1) such Acquisition Proposal was not made by a person or entity with whom Company has actively negotiated regarding an Acquisition Proposal within the three (3) month period prior to the date of this Agreement, (2) Company's Board of Directors (after consultation with its outside legal counsel) determines in good faith that such action is legally advisable for the Board of Directors to comply with its fiduciary duties to Company's stockholders under applicable law, (3) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of Company's Board of Directors (after consultation with its financial advisor), reasonably capable of being financed by such other person or entity, (4) Company's Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable, taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal, of being completed and would, if consummated, result in a transaction more favorable to Company's stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), and (5) prior to furnishing such non-public information to, or entering into negotiations with, such person or entity, Company's Board of Directors received from such person or entity an executed confidentiality agreement with terms regarding confidentiality and standstill provisions no less favorable to Company than those contained in the existing Non-Disclosure Agreement between Partner and Company (the "Confidentiality Agreement") and shall have notified Partner of any such Acquisition Proposal, including the material terms and conditions thereof and the identity of the person or entity making such proposal; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

SECTION 6.02  Joint Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, Company and Partner shall prepare and file with the SEC the Joint Proxy Statement (it being understood and agreed that both parties will use their reasonable best efforts to accomplish this preparation and filing within three
(3) weeks after the date hereof), and Partner shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Partner may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. Partner and Company shall use their reasonable best efforts to respond to the comments of the SEC in connection with the Joint Proxy Statement and the Registration Statement, to furnish all information required to prepare the Joint Proxy Statement and the Registration Statement and to cause the Registration Statement to become effective as soon after such filing as practicable. Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Company's stockholders, and Partner will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Partner's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Company in favor of this Agreement and the Merger and of the Board of Directors of Partner (which original recommendation shall not be withdrawn or modified in a manner adverse to Company) in favor of the issuance of Partner Shares pursuant to the Merger and the amendment of Partner's certificate of incorporation to increase its authorized capitalization; provided, however, that the Board of Directors of Company may withdraw such recommendation under the circumstances described in Section 6.01.

     (b) Partner and Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     (c) Notwithstanding anything to the contrary in this Agreement, no party hereto shall be prohibited from making factual disclosures to such party's stockholders to the extent such party is required to do so by applicable law.

SECTION 6.03  Quotation on Stock Exchanges.

     Each of Company and Partner agrees to continue the quotation of Partner Common Stock and Company Common Stock, respectively, on the New York Stock Exchange and on the Nasdaq National Market System, during the term of this Agreement.

SECTION 6.04  Access to Information.

     Upon reasonable notice, Company and Partner shall each (and shall use their reasonable best efforts to cause each of their respective Subsidiaries, officers, employees, accountants, counsel, engineers, consultants and other representative (including but not limited to external accountants, engineers and consultants)) to afford to the officers, employees, accountants, counsel, engineers, consultants and other representatives (including but not limited to external accountants, engineers and consultants) of the other (at the risk and expense of such inspecting party), subject to each such inspecting party's agreement (which need not be in writing) to be bound by the terms of the Confidentiality Agreement or other customary form of acknowledgement of the confidential nature of the information, reasonable access for purposes reasonably related to this Agreement and the consummation of the transactions contemplated hereby, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Company and Partner shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request for purposes reasonably related to this Agreement and the consummation of the transactions contemplated hereby. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

SECTION 6.05  Stockholders Meetings.

     (a) Company and Partner each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of Company, upon this Agreement and the Merger and, in the case of Partner, upon the issuance of shares of Partner Common Stock pursuant to the Merger and an amendment to Partner's certificate of incorporation to increase its authorized capitalization (the "Partner Voting Proposal"). In accordance with Section 251(c) of the DGCL, Company's obligation to call and hold its stockholders meeting shall not be dependent on Company Board of Directors' recommendation. Company and Partner shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Except as otherwise permitted with respect to Company pursuant to
Section 6.01 of this Agreement, each party shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the matters set forth above and obtain a sufficient vote in favor of such matters at its stockholders meeting (or any postponement or adjournment thereof). Partner shall take such action with respect to Merger Sub, and cause Merger Sub to take such action, as may be required to consummate the Merger, including without limitation, voting all shares of Merger Sub in favor of the Merger.

     (b) Each of Partner and Company shall use its reasonable best efforts to cause each of its directors to enter into the Partner Voting Agreement or the Company Voting Agreement, as the case may be, with respect to the shares owned by such director, as soon as practicable after the date hereof.

SECTION 6.06  Legal Conditions to Merger.

     (a) Each of Company and Partner shall use its reasonable best efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by it or any of its Subsidiaries in connection with the authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) subject to Section 6.06(b), the HSR Act and any related governmental request thereunder and (C) any other applicable law. Company and Partner shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Company and Partner shall use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) Partner and Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for Closing (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or the transaction contemplated by this Agreement. Partner shall use its reasonable best efforts to resolve such issues or objections, if any, as may be asserted with respect to the consummation of the Merger or any other transactions contemplated by this Agreement, including without limitation as may arise under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or any governmental, judicial or multinational authority. Notwithstanding the foregoing, nothing in this
Section 6.06 shall require, or be construed to require, Partner or Company, in connection with the receipt of any regulatory approval, to proffer to or agree to (A) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Partner, Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Partner or Company, as the case may be, of any of its assets or businesses), or (B) any conditions relating to, or changes or restrictions in, the operations of any such assets or businesses which, in either case, could reasonably be expected to result in a Partner Material Adverse Effect or a Company Material Adverse Effect or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

     (c) Each of Company and Partner shall give (or shall cause its Subsidiaries to give) any notices to third parties required to be given by it, and use, and cause its Subsidiaries to use, its reasonable best efforts to obtain any third party consents related to or required in connection with the Merger required to be obtained by it that are (i) necessary for it to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or Section 3.03(c) of this Agreement or the Partner Disclosure Schedule, as the case may be or (iii) required to prevent a Company Material Adverse Effect or a Partner Material Adverse Effect from occurring prior to or after the Effective Time.

SECTION 6.07  Public Disclosure.

     Partner and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and the express prior written approval of the other party, except as may be required by law and any applicable stock exchange rules. With respect to any other press release to be issued by Partner or Company prior to the Effective Time or termination of this Agreement, the party issuing the press release shall endeavor to provide the other party with a copy of any such press release by the close of business on the business day prior to the issuance of such press release or, if such notice is impracticable to provide, as soon as practicable prior to such release.

SECTION 6.08  Tax-Free Reorganization.

     Partner and Company shall each use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and shall not knowingly take any actions which could prevent the Merger from being treated as described in this Section 6.08.

SECTION 6.09  Affiliate Agreements.

     Upon the execution of this Agreement, Company will provide Partner with a list of those persons who are, in Company's reasonable judgment, "affiliates" of Company within the meaning of Rule 145 (each person who is an "affiliate" within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Company shall use its reasonable best efforts to deliver or cause to be delivered to Partner within 30 days after the date hereof (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in form and substance reasonably satisfactory to Partner and Company, by which each Affiliate of Company agrees to comply with the applicable requirements of Rule 145 and such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes (an "Affiliate Agreement"). Partner shall be entitled to place appropriate legends on the certificates evidencing any Partner Common Stock to be received by such Affiliates of Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Partner Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Partner and that otherwise satisfies the resale provisions of Rule 145(d)). Partner expressly agrees to cause the results of its earnings for a period following consummation of the Merger that includes at least 30 days of combined operations of Partner and Company to be publicly released as soon as reasonably practicable (it being understood that Partner may satisfy this obligation by filing its regularly prepared quarterly results on Form 10-Q).

SECTION 6.10  New York Stock Exchange Quotation.

     Partner shall use its reasonable best efforts to cause the shares of Partner Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.11  Stock Plans.

     (a) At the Effective Time, each then outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Incentive Plan, whether vested or unvested (after giving effect to any applicable change in control or similar type provisions), shall, together with the Incentive Plan, be assumed by Partner and shall thereby be converted into an option to acquire, on the same terms and conditions in effect for such Company Stock Option immediately prior to the Closing Date, that number of shares of Partner Common Stock determined by multiplying the number of shares of Company Common Stock subject to that option immediately prior to the Closing Date by the Exchange Ratio and rounding out to the next whole number of shares. The exercise price per share of Partner Common Stock subject to each such assumed Company Stock Option shall be equal to the amount determined by dividing the exercise price per share of

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

Company Common Stock in effect for that Company Stock Option immediately prior to the Closing Date by the Exchange Ratio and rounding up to the nearest whole cent. Subject to the effect of Section 422(d) of the Internal Revenue Code on any Company Stock Option with respect to which vesting is accelerated in connection with the transactions contemplated by this Agreement, it is the intention of the parties that each Company Stock Option so assumed by Partner shall continue to qualify, after the Closing Date, as an incentive stock option under Section 422 of the Internal Revenue Code to the same extent that option qualified as such an incentive stock option immediately prior to the Closing Date.

     (b) As soon as practicable after the Effective Time, Partner shall deliver to the participants in the Incentive Plan, in form and substance reasonably satisfactory to Company, an appropriate document evidencing the assumption of each Company Stock Option in accordance with Section 6.11(a) of this Agreement.

     (c) Partner shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Partner Common Stock for delivery upon the exercise of the Company Stock Options assumed in accordance with this
Section 6.11. As soon as practicable and in no event more than thirty (30) days after the Effective Time, Partner shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Partner Common Stock subject to such options or on another appropriate form of registration statement for any such shares of Partner Common Stock which are not registrable on Form S-8 and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) The Board of Directors of Company (or duly appointed committee thereof that is authorized to administer the Incentive Plan) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Incentive Plan and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Partner Common Stock in accordance with this Section 6.11.

     (e) The shares of Company Common Stock currently subject to earn-out schedules pursuant to the outstanding performance share awards under the Performance Share Plan shall be earned or forfeited by the holders thereof at the Effective Time in accordance with the change in control provisions of such holders' share awards; provided, however, that any shares not earned based on the most recently issued year-end financial statement prior to the Effective Time shall be earned as determined prior to the Effective Time in good faith by the Compensation and Incentive Committee under the Performance Share Plan (and subject to the prior approval of Partner) based on the financial performance of Company during the period beginning on the first day of the fiscal year in which the Effective Time occurs and ending on the Closing Date. The earned shares shall, at the Effective Time, be converted into shares of Partner Common Stock in accordance with the Exchange Ratio.

     (f) The Board of Directors of Company shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Company Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Partner shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Partner Common Stock under the Company Stock Options (as converted pursuant to this Section 6.11) for purposes of Section 16(b) of the Exchange Act. The disposition of such shares of Company Common Stock and the issuance of such shares of Parent Common Stock in the Merger shall also be included in the approval process of the Boards of Directors of Company and Parent for purposes of Section 16(b) of the Exchange Act. Similar action shall be taken by Company and Partner Boards of Directors with respect to the shares of Company Common Stock outstanding under the Performance Share Plan which are to be converted into shares of Partner Common Stock in the Merger.

     (g) If any shares of Company Common Stock are, immediately prior to the Effective Time, unvested or subject to any other restrictions under the Incentive Plan or any restricted stock purchase or stock issuance agreement to which Company is a party and the vesting schedule or restrictions applicable to those shares are not to vest or lapse on an accelerated basis in connection with the Merger, then the shares of Partner Common Stock issued in exchange for such shares of Company Common Stock in the Merger shall also be unvested and subject to the same vesting schedule in effect for the unvested shares of Company Common Stock immediately prior to the Effective Time. The certificates representing such shares of Partner Common Stock may accordingly bear the appropriate restrictive legends.

SECTION 6.12  Brokers or Finders.

     Each of Partner and Company represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Goldman, Sachs & Co., whose fees and expenses will be paid by Company in accordance with Company's agreement with such firm (copies of which have been delivered by Company to Partner prior to the date of this Agreement), and Merrill Lynch & Co., whose fees and expenses will be paid by Partner in accordance with Partner's agreement with such firm (a copy of which has been delivered by Partner to Company prior to the date of this Agreement). Each of Partner and Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

SECTION 6.13  Indemnification.

     (a) From and after the Effective Time, Partner agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company would have been permitted under the DGCL and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify such Indemnified Party (and Partner and the Surviving Corporation shall also advance any expenses as incurred to the fullest extent permitted under applicable law; provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

     (b) For a period of six (6) years after the Effective Time, Partner shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are covered as of the date hereof by Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Partner) with coverage in amount and scope at least as favorable as Company's existing coverage; provided, that in no event shall Partner or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage (currently approximately $172,500) (the "Current Premium"); and if such premium would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium equal to 200% of the Current Premium.

     (c) The provisions of this Section 6.13 are intended to be an addition to the rights otherwise available to the current officers and directors of Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

SECTION 6.14  Benefit Matters.

     (a) If Partner requests in writing, Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any employee benefit plan that is a 401(k) plan. Partner shall provide the opportunity for participants in Company's 401(k) Plan who are employed by Partner or Company on the date that is 60 days after the Closing Date to "roll over" their account balances into Partner's 401(k) plan.

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

     (b) At the Effective Time or following a reasonable transition period as set forth below, continuing employees of Company ("Continuing Employees") shall be eligible to participate in those Partner Employee Plans maintained for similarly situated employees of Partner (or in substantially similar programs), on the same terms applicable to similarly situated employees of Partner and to the extent that such plans and programs provide the following benefits: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Internal Revenue Code Section 125 benefit arrangements, bonus, profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance, severance benefits, and employee stock option and stock purchase plans. Each Continuing Employee shall be given credit for any vacation and sick leave time accrued, but unused, as of the day immediately preceding the Effective Time (or, if later, the time of the transition of such employee from a Company Employee Plan to a Partner Employee
Plan). Notwithstanding the foregoing, in lieu of causing the Continuing Employees to participate in Partner Employee Plans as of the Effective Time, Partner may, in its sole discretion, as to any one or more of such benefits, cause the Continuing Employees to continue to participate in a Company Employee Plan providing the relevant benefit described in the first sentence of this paragraph for a reasonable transition period after the Effective Time. Each Continuing Employee shall be given credit, for purposes of any service requirements for participation or vesting (but not benefit accrual for purposes of any defined benefit pension plan), for his or her period of service with Company credited under a similar plan prior to the Closing Date, subject to appropriate break in service rules. Each such employee shall, with respect to any Partner plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Effective Time (or, if later, the time of the transition of such employee from a Company Employee Plan to a Partner Employee
Plan) under comparable plans or programs maintained by Company prior to the Effective Time. Each Continuing Employee and eligible dependent who, at the Effective Time (or, if later, the time of the transition of such employee from a Company Employee Plan to a Partner Employee Plan), was participating in an employee group health plan maintained by Company shall not be excluded from Partner's employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation to the extent such restriction or limitation did not apply to such Continuing Employee as of the Effective Time (of, if later, the time of transition of such employee from a Company Employee Plan to a Partner Employee Plan) under Company's group health plan.

     (c) Partner shall (or shall cause the Surviving Corporation to) make all payments to be paid after the Effective Time pursuant to the provisions contained in the Retention Policy applicable to all eligible employees of Company. Without limiting Section 6.11, Partner shall recognize all vesting, acceleration and other provisions under all written agreements containing change in control type provisions applicable to Company's officers, employees or directors in existence today and that have been made available to Partner and that are listed on Section 6.14(c) of the Company Disclosure Schedule, and Partner shall promptly make or cause to be made all payments to such individuals required thereunder.

     (d) Notwithstanding any provision in this Agreement to the contrary, but only to the extent permissible under Section 6.16, Company may facilitate the elimination of loss of deductions and excise taxes under Sections 280G and 4999 of the Internal Revenue Code with respect to severance payments and other benefits to be provided to the persons who are party to the agreements described in Section 3.13(e) of the Company Disclosure Schedule by advancing to such persons, upon request, an amount equal to the amount such persons are required to pay to Company to satisfy Company's withholding tax obligation arising from such persons' exercise of non-statutory stock options during 2000 in order to increase the amount of their respective "Total 280G Base" calculations shown in
Section 3.13(f) of the Company Disclosure Schedule. Any amount so advanced shall be evidenced by a full recourse promissory note in a form reasonably satisfactory to Company and Partner, shall bear interest at the rate of 8% per annum and shall be payable in full no later than five days following the Closing Date. The amount of any such advance, together with accrued interest, may be setoff against, and deducted from, the amount of any payments made to the persons receiving such advance pursuant to the agreements identified in Section 3.13(e) of the Company Disclosure Schedule. No advance to any person pursuant to this Section 6.14(d) shall exceed the amount payable to such person pursuant to the applicable agreements identified in Section 3.13(e) of the Company Disclosure Schedule.

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

     (e) Notwithstanding any provision in this Agreement to the contrary, Company shall cause (i) the aggregate amount of annual bonuses that are paid or payable to all employees of Company and its Subsidiaries for calendar year 2000 to not exceed $1.8 million and to be allocated among employees in a proportion that is not materially different from prior practice, (ii) the aggregate amount of retention and severance benefits to be paid or payable to all employees of Company and its Subsidiaries under the Retention Policy to not exceed $2.6 million and $1.1 million, respectively, assuming all employees qualify for such payments, and (iii) the aggregate amount of cash severance payments to be paid or payable to all employees of Company and its Subsidiaries (exclusive of any severance payments attributable to the accelerated vesting of options or restricted stock or performance share awards) pursuant to the agreements described on Section 3.13(e) of the Company Disclosure Schedule to not exceed $7.0 million. Company represents and warrants to Partner that, except for the amounts contemplated in (i) through (iii) of the preceding sentence, there are no cash amounts which will be payable by Company or any of its Subsidiaries in connection with the termination of any employment or consulting agreement to which Company or any of its Subsidiaries is a party or in connection with the termination of the employment or consulting relationship under any such agreement.

     (f) Notwithstanding anything to the contrary contained in Sections 3.06, 3.08, and 5.01, until the Closing, Company may approve and assign overriding royalty interests to its geoscientists pursuant to Company's existing Onshore Geoscientist Overriding Royalty Interest Plan ("Onshore ORI Plan") and Gulf Coast Geoscientist Overriding Royalty Interest Plan ("Offshore ORI Plan"). As more particularly described in Section 5.01(k) of the Company Disclosure Schedule, Company may expose up to $10 million in potential high bids at the Central Gulf of Mexico Sale #178 ("Sale #178"), which is currently scheduled to be held in March 2001. The Offshore ORI Plan shall apply to all leases acquired by Company or Surviving Corporation, as the case may be, at Sale #178 regardless of whether the sale is held prior to or after the Effective Time, provided that notwithstanding anything to the contrary contained in this Agreement or in the Offshore ORI Plan, Surviving Corporation shall not bear an overriding royalty interest created by virtue of the Offshore ORI Plan that is greater than 2.5%, proportionately reduced to Surviving Corporation's working interest in the leases acquired pursuant to Sale #178. Company or Surviving Corporation, as the case may be, shall convey the appropriate overriding royalty interests to those geoscientists who qualify for such awards under the Offshore ORI Plan by virtue of their continuing employment with Company or Surviving Corporation, as the case may be, at the time of Sale #178 and who otherwise qualify for such awards under the terms of the Offshore ORI Plan, it being understood that should any of those geoscientists not be employed by Company or Surviving Corporation, whichever is appropriate, as of the date of Sale #178, those that are not so employed shall not be entitled to receive an overriding royalty interest in the leases acquired pursuant to Sale #178. It is further agreed that until Sale #178 is concluded, only Company's Vice President of Gulf Coast Exploration shall have the right to terminate the employment of any of Company's Gulf Coast geoscientists for performance-based reasons, provided that he has received the prior concurrence of the CEO of Partner. If the Closing occurs prior to Sale #178, Surviving Corporation shall prepare and submit bids at Sale #178 in accordance with Company's past practices, up to a total exposure of $10 million, under the continuing supervision of Company's Vice President of Gulf Coast Exploration and Vice President of Gulf Coast Operations, in consultation with the CEO of Partner. Company shall offer to both of its Gulf Coast Vice Presidents prior to the Effective Time an amendment to their respective employment agreements or change-of-control employment agreements that extends until the later of the time currently provided in such agreement or seven days after the conclusion of Sale #178 the period in which such officer may elect to terminate his employment and continue to qualify to receive compensation to which he is entitled by reason of the occurrence of a Change of Control of Company as defined in his respective agreement.

SECTION 6.15  Registration Statement; Joint Proxy Statement/Prospectus.

     The information to be supplied by Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Partner Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by Company for inclusion in the joint proxy statement/ prospectus (the "Joint Proxy Statement") to be sent to the stockholders of Partner and Company in connection with the meeting of Company's stockholders to consider this Agreement and the Merger (the "Company Stockholders' Meeting") and the meeting of Partner's stockholders to consider the Partner Voting Proposal (the "Partner Stockholders' Meeting") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Company or Partner, at the time of the Company Stockholders' Meeting and the Partner Stockholders' Meeting, contain any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Partner Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Company or any of its Affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Company shall promptly inform Partner. If at any time prior to the Effective Time any event relating to Partner or any of its Affiliates, officers or directors should be discovered by Partner which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Partner shall promptly inform Company.

SECTION 6.16  Pooling Accounting.

     From and after the date hereof and until the Effective Time, neither Company nor Partner, nor any of their respective Subsidiaries, shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

                                  ARTICLE VII.

                              CONDITIONS TO MERGER

SECTION 7.01  Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to, or, with respect to
Section 7.01(e), at, the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Company as required by the DGCL and the Partner Voting Proposal shall have been approved by the requisite vote of the stockholders of Partner as required by the DGCL and the New York Stock Exchange.

          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Approvals. Other than the Certificate of Merger which shall be filed in accordance with Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur would have a Partner Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

          (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (f) New York Stock Exchange Quotation. The shares of Partner Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange.

SECTION 7.02  Additional Conditions to Obligations of Partner and Merger Sub.

     The obligations of Partner and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Partner and Merger Sub:

          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement, disregarding any "materiality" or Company Material Adverse Effect qualifications set forth therein, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, do not have a Company Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby.

          (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Partner shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

          (c) Tax Opinion. Partner shall have received a written opinion from Vinson & Elkins L.L.P., counsel to Partner, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided that if Vinson & Elkins L.L.P. does not render such opinion, this condition shall nonetheless be deemed satisfied if Brobeck, Phleger & Harrison LLP renders such opinion to Partner (it being agreed that Partner and Company shall each provide reasonable cooperation to Vinson & Elkins L.L.P. or Brobeck, Phleger & Harrison LLP, as the case may be, to enable them to render such opinion).

          (d) Pooling of Interests. Partner shall have received a written opinion, dated as of the Closing Date, from Arthur Andersen LLP, in form and substance reasonably satisfactory to Partner (the "Pooling Letter") that, based in part on Arthur Andersen LLP's concurrent written opinion (the "Pooling Entity Letter") that Company is a "poolable entity," the Merger, for financial accounting purposes, is a pooling of interests; provided, however, that the condition set forth in this Section 7.02(d) shall not apply if Partner is precluded from accounting for the Merger in accordance with the pooling of interests method of accounting solely by reason of an action taken by Partner or any of its Affiliates subsequent to the date of this Agreement other than any such action that is pursuant to the terms of, or contemplated by, this Agreement.

SECTION 7.03  Additional Conditions to Obligations of Company.

     The obligation of Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. The representations and warranties of Partner and Merger Sub set forth in this Agreement, disregarding any "materiality" or Partner Material Adverse Effect qualifications set forth therein, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and
     (ii) where the failures to be true and correct, individually or in the aggregate, do not have a Partner Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby.

          (b) Performance of Obligations of Partner and Merger Sub. Partner and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Partner by the chief executive officer and the chief financial officer of Partner to such effect.

          (c) Tax Opinion. Company shall have received the opinion of Brobeck, Phleger & Harrison LLP, counsel to Company, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided that if Brobeck, Phleger & Harrison LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Vinson & Elkins L.L.P. renders such opinion to Company (it being agreed that Partner and Company shall each provide reasonable cooperation to Brobeck, Phleger & Harrison LLP or Vinson & Elkins L.L.P., as the case may be, to enable them to render such opinion).

          (d) Pooling of Interests. Company shall have received the Pooling Letter, dated as of the Closing Date, from Arthur Andersen LLP that, based in part on Arthur Andersen LLP's Pooling Entity Letter that Company is a "poolable entity," the Merger, for financial accounting purposes, is a pooling of interests; provided, however, that the condition set forth in this Section 7.03(d) shall not apply if Partner is precluded from accounting for the Merger in accordance with the pooling of interests method of accounting solely by reason of an action taken by Company or any of its Affiliates subsequent to the date of this Agreement other than any such action that is pursuant to the terms of, or contemplated by, this Agreement.

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

SECTION 8.01  Termination.

     This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.01(b) through Section 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company or Partner:

          (a) by mutual written consent of Partner and Company; or

          (b) by either Partner or Company if the Merger shall not have been consummated by May 31, 2001 (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either Partner or Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently enjoining or otherwise permanently prohibiting the Merger; or

          (d) by Partner or Company, if, at the Company Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Company in favor of this Agreement and the Merger shall not have been obtained, or if, at the Partner Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Partner in favor of the Partner Voting Proposal shall not have been obtained; or

          (e) by Partner, if (i) the Board of Directors of Company shall have withdrawn or modified, in a manner adverse to Partner, its recommendation of this Agreement or the Merger; (ii) the Board of Directors of Company shall have recommended to the stockholders of Company a Superior Proposal; or (iii) a tender offer or exchange offer for more than 35% of the outstanding shares of capital stock of Company is commenced and the Board of Directors of Company recommends in favor of the acceptance of such offer; or

          (f) by Company, if the Board of Directors of Partner shall have withdrawn or modified, in a manner adverse to Company, its recommendation of the Partner Voting Proposal; or

          (g) by Partner or Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) would, if uncured at Closing, cause the conditions set forth in Section 7.02(a) or Section 7.02(b) (in the case of

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

     termination by Partner) or Section 7.03(a) or Section 7.03(b) (in the case of termination by Company) not to be satisfied, and (ii) shall not have been cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party.

SECTION 8.02  Effect of Termination.

     In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall, except as provided herein, immediately become void; provided, upon such termination (i) the provisions of Section 6.12, this Section 8.02, Section 8.03 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, (ii) except as set forth in Section 6.12, this Section 8.02 and
Section 8.03, there shall be no liability or obligation on the part of Company, Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates. Nothing in this Agreement shall relieve any party from liability for the willful and knowing material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. The rights and remedies available to each party are expressly intended to be cumulative and may be exercised singly or concurrently at such party's sole discretion.

SECTION 8.03  Fees and Expenses.

     (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing fee for the Joint Proxy Statement and printing and mailing the proxy materials and the filing fee for the Merger under the HSR Act, if required, shall be shared equally by Partner and Company.

     (b) Company shall pay Partner a termination fee of $15,000,000 upon the earliest to occur of the following events:

          (i) the consummation by Company of, or the execution by Company of a definitive agreement providing for, an Acquisition Proposal within twelve
     (12) months after the termination of this Agreement by Partner or Company pursuant to Section 8.01(b) or Section 8.01(d) (for failure to obtain Company stockholder approval) if an Acquisition Proposal has been publicly announced and not subsequently abandoned or withdrawn prior to the date of termination, in the event of termination under Section 8.01(b), or the date of the Company Stockholders' Meeting, in the event of termination under
     Section 8.01(d); or

          (ii) the termination of this Agreement by Partner pursuant to Section 8.01(e).

     (c) Partner shall pay Company a termination fee of $15,000,000 if this Agreement is terminated by Company or Partner pursuant to Section 8.01(b) or
Section 8.01(d) (for failure to obtain Partner stockholder approval) if (i) a Partner Acquisition Proposal has been publicly announced and not subsequently abandoned or withdrawn prior to the date of termination, in the event of termination under Section 8.01(b), or the date of the Partner Stockholders Meeting, in the event of termination under Section 8.01(d), and (ii) such Partner Acquisition Proposal is consummated, or Partner executes a definitive agreement providing for such Partner Acquisition Proposal, within 12 months after such termination;

     (d) The expenses and fees, if applicable, payable pursuant to Section 8.03(b) shall be paid by wire transfer within one business day after the first to occur of the events described in Section 8.03(b)(i) or Section 8.03(b)(ii). The expenses and fees, if applicable, payable pursuant to Section 8.03(c) shall be paid by wire transfer within one business day after the consummation of the Partner Acquisition Proposal referred to in Section 8.03(c)(ii).

SECTION 8.04  Amendment.

     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the

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

Merger by the stockholders of Company or of Partner, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.05  Extension; Waiver.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX.

                                 MISCELLANEOUS

SECTION 9.01  Nonsurvival of Representations, Warranties and Agreements.

     None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 1.04, Article II,
Section 6.11, Section 6.12, Section 6.13, Section 6.14, and Article IX, and the agreements of the Affiliates delivered pursuant to Section 6.09. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

SECTION 9.02  Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Partner or Merger Sub, to

            Stone Energy Corporation
            625 East Kaliste Saloom Road
            Lafayette, Louisiana 70508

            with a copy to:

            Vinson & Elkins L.L.P.
            1325 Avenue of the Americas
            New York, New York 10019
            Attention: Alan P. Baden
                       Eric S. Shube

            (b) if to Company, to

            Basin Exploration, Inc.
            1670 Broadway, Suite 2800
            Denver, Colorado 80202

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

        with a copy to

        Brobeck, Phleger & Harrison LLP
        370 Interlocken Boulevard
        Broomfield, Colorado 80021
        Attention: Paul Hilton

SECTION 9.03  Definitions.

     For purposes of this Agreement:

          (a) "Company Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, properties, results of operations or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole or that could reasonably be expected to materially impair the ability of Company to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (i) the economy in general, (ii) the oil and gas exploration and production industry in general or in the Gulf of Mexico (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (iii) the transactions contemplated by this Agreement or the announcement thereof (provided, however, that with respect to any loss of personnel, this clause (iii) shall only be operative if management of Company provides Partner (if requested) with assurances reasonably acceptable to Partner that management of Company will undertake to furnish appropriate coverage for a reasonable transition period).

          (b) "Partner Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, properties, results of operations or condition (financial or otherwise) of Partner and its Subsidiaries taken as a whole or that could reasonably be expected to materially impair the ability of Partner to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Partner Material Adverse Effect or be considered in determining whether a Partner Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (i) the economy in general or (ii) the oil and gas exploration and production industry in general or in the Gulf of Mexico (including, without limitation, changes in commodity prices, general market prices and regulatory changes).

          (c) "Partner Acquisition Proposal" shall mean any proposal or offer from a third party involving an acquisition of Partner, whether in the form of a tender offer for, or merger or other business combination with, Partner.

SECTION 9.04  Interpretation.

     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 28, 2000.

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

SECTION 9.05  Counterparts.

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 9.06  Entire Agreement; No Third Party Beneficiaries.

     This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.13 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and its respective disclosure schedule, neither Company nor Partner makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

SECTION 9.07  Governing Law.

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law that would require the application of the laws of another jurisdiction.

SECTION 9.08  Assignment.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Partner or to any direct or indirect wholly-owned Subsidiary of Partner, but no such assignment shall relieve Partner or Merger Sub of its obligations hereunder if its transferee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.09  Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or other applicable law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible; provided, however, that nothing herein shall require any party to agree to any modification that would affect the economic or legal substance of the transactions contemplated hereby in any manner materially adverse to such party.

     IN WITNESS WHEREOF, Partner, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

STONE ENERGY CORPORATION                               PARTNER ACQUISITION CORP.

By: /s/ D. PETER CANTY                                 By: /s/ D. PETER CANTY
    ----------------------------------------               ----------------------------------------

Title: President and Chief Operating Officer           Title: President and Chief Operating Officer
       -------------------------------------                  -------------------------------------


                                                       BASIN EXPLORATION, INC.

                                                       By: /s/ MICHAEL S. SMITH
                                                           ----------------------------------------

                                                       Title: Chief Executive Officer
                                                              -------------------------------------

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